UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒                         Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
  ENERPAC TOOL GROUP CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
 Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ENERPAC TOOL GROUP CORP.
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ENERPAC TOOL GROUP CORP.:

Notice is hereby given that the Annual Meeting of Shareholders of Enerpac Tool Group Corp., a Wisconsin corporation (the “Company,” “Enerpac,” “we” or “our”) will be held on January 25, 2024 at 8:00 a.m., Central Time, solely by means of remote communication at www.virtualshareholdermeeting.com/EPAC2024 for the following purposes (all as set forth in the accompanying Proxy Statement):

1.To elect ten directors from the nominees described in the accompanying Proxy Statement;
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending August 31, 2024;
3.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;
4.To hold an advisory (non-binding) vote to approve the frequency of future advisory votes to approve the compensation of our named executive officers; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The virtual format of the Annual Meeting allows the Company to preserve and even increase shareholder access, while also saving time and money for both the Company and its shareholders. Even with a virtual format, you will still be able to vote and submit questions during the meeting, and we encourage you to attend online and participate.
The Board of Directors recommends a vote FOR the election as director of each of the nominees described in the accompanying Proxy Statement, FOR Proposals 2 and 3, and for the option of every ONE YEAR for Proposal 4. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.
The Board of Directors has fixed the close of business on November 20, 2023 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. The list of shareholders entitled to vote at the Annual Meeting shall be available for examination by any shareholder during the meeting by accessing the meeting website at www.virtualshareholdermeeting.com/EPAC2024.
To ensure that your shares will be represented, we ask you to vote by telephone, mail, or over the Internet as soon as possible.
 We are electronically disseminating Annual Meeting materials to our shareholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.
 If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 7:00 a.m., Central Time, on January 25, 2024.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 11, 2023

2023 PROXY
STATEMENT

N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first sent to shareholders on or about December 11, 2023.

GENERAL INFORMATION
This Proxy Statement and accompanying proxy are furnished to the shareholders of Enerpac Tool Group Corp. (the “Company,” “Enerpac,” “we,” or “us”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the virtual Annual Meeting of Shareholders on January 25, 2024 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for the Meeting. The Company’s 2023 Annual Report to Shareholders (the “Annual Report”), which includes its Annual Report on Form 10-K for the fiscal year ended August 31, 2023 (without exhibits), accompanies this Proxy Statement and contains financial statements and certain other information concerning the Company.
ACCESSING THE VIRTUAL ANNUAL MEETING
This year the Meeting will be held solely by means of remote communication and there will be no in-person meeting location. The Meeting is open to all holders of our common stock as of the Record Date (as defined below). Shareholders will be able to attend and participate in the virtual meeting, including voting their shares and asking questions. To attend and participate in the Meeting, visit www.virtualshareholdermeeting.com/EPAC2024 and enter the 16-digit control number listed on your proxy card or voting instruction form.
The Meeting will begin promptly at 8:00 a.m., Central Time, on January 25, 2024. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio. You may log into the virtual platform beginning at 7:45 a.m., Central Time, on January 25, 2024.
The virtual annual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the virtual annual meeting.
If you encounter any difficulties accessing the Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 7:00 a.m., Central Time, on January 25, 2024.

RECORD DATE
The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 20, 2023 (the “Record Date”). As of the Record Date, 54,338,046 shares of the Company's Class A common stock were outstanding, which does not include 29,627,622 shares of Class A common stock held in treasury. Each share of Class A common stock outstanding on the Record Date is entitled to one vote on all matters submitted at the Meeting. No other class of capital stock was outstanding on the Record Date.

QUORUM
A majority of the votes entitled to be cast, present by means of remote communication or represented by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered to be shares present for purposes of determining whether a quorum exists.
If you hold your shares in an account maintained by a bank, broker or other holder of record (referred to as holding shares in “street name”), these holders are permitted under the rules of the New York Stock Exchange to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent auditor, even if they do not receive voting instructions from you, but are not permitted under the rules of the New York Stock Exchange to vote on Proposals 1, 3 and 4, unless you timely provide them with your voting instructions. It is important, therefore, if you hold your shares through an account maintained by a bank, broker or other holder of record that you timely provide your instructions to them so that your vote with respect to these matters may be cast.
The voting requirements and the procedures described in this section and below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s Restated Articles of Incorporation, as amended, and its bylaws, the rules of the New York Stock Exchange and any other requirements applicable to the matters to be voted upon.

REQUIRED VOTE
Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors.
In order to approve the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending August 31, 2024 (Proposal 2), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. As noted above, banks, brokers or other entities holding your shares in “street name” are permitted to vote on this proposal, even if you do not provide any voting instructions.
In order to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will not count in determining the outcome of the vote on this proposal.
The vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal 4) will be decided by a plurality of the votes validly cast. Abstentions and broker non-votes will not count in determining the outcome of the vote on this proposal.
Any other business that may properly come before the Meeting, or any adjournment of the Meeting, will be approved if more votes are cast FOR the proposal than are cast AGAINST the proposal. Accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on any such proposal. The Board of Directors is not aware of any other business to be addressed at the Meeting; however, other business may be addressed if it properly comes before the Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS
We are pleased to be distributing our proxy materials to shareholders via the Internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission (the “SEC”). As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (a “Notice”) about the Internet availability of the proxy materials instead of a full paper copy of the proxy materials. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. All shareholders will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our Proxy Statement and the Annual Report are available at www.proxyvote.com.

COST OF SOLICITING PROXIES
The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation in addition to their regular compensation for such solicitation. Innisfree M&A Incorporated (“Innisfree”) may assist us in the solicitation of proxies and provide us with advice and support related to solicitation. If we engage Innisfree for these services, we do not expect the total costs to us for their services to exceed $20,000.

VOTING PROCEDURES
Via the Internet before the Meeting. If you hold your shares directly—that is, not in an account maintained by a bank, broker or other holder of record—then you may vote your shares before the Meeting over the Internet by following the instructions on the Notice or, if you requested a paper copy of the proxy materials, the paper copy of the proxy card that you received. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their votes have been properly recorded. The Notice instructs you how to access and review the Proxy Statement and the Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented. The deadline for Internet voting will be 10:59 p.m., Central Time, on January 24, 2024.
If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions via the Internet depends on the voting process of the bank, broker or other entity through which you hold the shares. Please review the voting instruction form from your bank, broker or other entity through which you hold the shares and complete, sign and return the form you received. You should check your voting instruction form to see if telephone or Internet voting is available to you.
By Telephone. Shareholders who hold their shares directly may vote via telephone using the toll-free number listed on the proxy card. The deadline for telephone voting will be 10:59 p.m., Central Time, on January 24, 2024. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by telephone depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.
By Mail. Shareholders who hold their shares directly can vote by mail by first requesting a paper copy of the proxy materials, which will include a proxy card, by following the procedures set forth in the Notice. A shareholder receiving a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by mail depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.
At the Meeting. Shares held directly in your name as the shareholder of record may be voted by you by attending the Meeting via the Internet and voting during the Meeting. Shares held beneficially in “street name” through an account with a bank, broker or other entity may be voted by you at the Meeting only if you obtain a legal proxy from the bank, broker or other entity that holds your shares giving you the right to vote the shares and bring such proxy to the Meeting. To attend and participate in the Meeting, visit www.virtualshareholdermeeting.com/EPAC2024 and enter the 16-digit control number listed on your proxy card or voting instruction form. Please have your notice in hand when you access the website and then follow the instructions.
Shares Held in Plans. Shares held for the accounts of participants in the Company’s 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of the 401(k) Plan. Shares held for the accounts of the participants in the Company’s Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the rabbi trust associated with the Employee Deferred Compensation Plan, as directed by the Company.

REVOCATION OF PROXIES
A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, by voting on the Internet after you have given your proxy (only your latest Internet or telephone proxy submitted prior to the Meeting will be counted) or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Please note that any re‑votes by mail or proxy revocations must be received by our Corporate Secretary at Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 prior to the Meeting in order to be effective.
Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor, FOR the approval, on a non-binding basis, of the compensation of our named executive officers as described in this Proxy Statement, and for every ONE YEAR, on a non-binding basis, of the frequency of holding future advisory votes to approve the compensation of our named executive officers and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors consists of ten members. Directors are elected annually for one-year terms. Accordingly, at the Meeting, ten directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. The Board of Directors has nominated the ten individuals listed below for election as directors at the Meeting. Each of these nominees is presently serving as a director of the Company and, except for Colleen M. Healy, was most recently elected by the shareholders at the Company’s annual meeting held in February 2023. Ms. Healy was elected as a director by the Board of Directors on May 15, 2023 to fill the vacancy created by the expansion of the size of the board from nine to ten directors that occurred on such date. The selection of Ms. Healy was the result of a deliberative process undertaken by the Governance and Sustainability Committee, and Ms. Healy was first suggested to the Governance and Sustainability Committee, among other candidates, by the Board Advisory Council of the New York Stock Exchange (the "NYSE").
It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election of the persons named below, unless otherwise instructed by a shareholder in a completed proxy that is timely submitted. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee.

DIRECTOR CANDIDATE BIOGRAPHIES AND QUALIFICATIONS
The Board has nominated each of the following individuals for election for a one-year term expiring at the annual meeting of shareholders to be held in 2025.

Alfredo Altavilla Former Executive Chairman of Italia Trasporto Aereo S.p.A. INDEPENDENT DIRECTOR Age: 60 Director since: 2018	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Audit •Compensation Other Directorships within the Last Five Years: •Telecom Italia Mobile S.p.A. •Recordati S.p.A
Mr. Altavilla served as Executive Chairman of Italia Trasporto Aereo S.p.A., a state-owned airline in Italy, from June 2021 until October 2022. His prior executive experience was at Fiat Chrysler, from which he retired in August 2018 after a 29-year career in which he held several senior executive roles, including Chief Operating Officer, Europe, Africa and Middle East; Head of Business Development for Fiat Chrysler Automobiles; and Chief Executive Officer of Iveco, Fiat Chrysler’s trucks and commercial vehicles business. Mr. Altavilla also serves as Senior Advisor to CVC Capital Partners and served as Chairman of Recordati S.p.A., a pharma company listed in Milan and owned by CVC.

Mr. Altavilla brings to the Board extensive operating, business development, new product development and acquisition experience. His expertise in doing business in Europe and the Middle East also provides insights critical to the Board’s oversight of Company operations and growth strategies in those markets.

Judy L. Altmaier Former President of Exmark Manufacturing Co. INDEPENDENT DIRECTOR Age: 62 Director since: 2019	Other Current Public Company Directorships: •Allison Transmission, Inc.	Enerpac Board Committees: •Audit •Compensation Other Directorships within the Last Five Years: •None
Ms. Altmaier served as the President of Exmark Manufacturing Co., a manufacturer of professional turf-care equipment and a subsidiary of The Toro Company (“Toro”), from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of Toro from 2009 until 2013. Before joining Toro, she spent more than 25 years with Eaton Corporation plc (“Eaton”), holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant. Ms. Altmaier chairs the Compensation Committee and serves as a member of the Finance Committee of Allison Transmission, Inc.

Ms. Altmaier brings to the Board her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with Toro and Eaton. In addition, she brings significant experience in international operations and the execution of growth initiatives.

J. Palmer Clarkson Former President and Chief Executive Officer of Bridgestone HosePower LLC INDEPENDENT DIRECTOR Age: 66 Director since: 2018	Other Current Public Company Directorships: •CNX Resources Corporation	Enerpac Board Committees: •Compensation •Governance and Sustainability Other Directorships within the Last Five Years: •None
Mr. Clarkson served as the President and Chief Executive Officer of Bridgestone HosePower LLC, a Florida-based industrial hose service company from 1990 until his retirement in June 2022. Founded by Mr. Clarkson in 1990 and acquired by Bridgestone Hose in 2014, HosePower is the largest U.S.-based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment and general industrial applications. Mr. Clarkson is the chair of the Environmental, Safety and Corporate Responsibility Committee and serves on the Compensation and Nominating and Corporate Governance committees of CNX Resources Corporation.

Mr. Clarkson’s areas of expertise include financial and operational management, distribution and dealer channel management, business development and capital allocation. Mr. Clarkson brings a significant understanding of the Company’s tools business and sales channels to the Board as well as strong financial and accounting experience.

Danny L. Cunningham Former Partner and Chief Risk Officer of Deloitte & Touche, LLP INDEPENDENT DIRECTOR Age: 68 Director since: 2016	Other Current Public Company Directorships: •WEC Energy Group, Inc.	Enerpac Board Committees: •Audit, Chair •Governance and Sustainability Other Directorships within the Last Five Years: •None
Mr. Cunningham is a retired Partner and former Chief Risk Officer of Deloitte & Touche, LLP, a multinational public accounting firm. He has more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing. He has practiced in both the United States and China. He is a member of the Audit and Oversight Committee of WEC Energy Group, Inc.

Mr. Cunningham possesses expertise in the areas of financial reporting, auditing, accounting and risk management and also brings a strong knowledge of corporate transactions and a global perspective to the Board.

E. James Ferland Former Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. INDEPENDENT DIRECTOR NON-EXECUTIVE CHAIRMAN OF THE BOARD Age: 57 Director since: 2014	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Governance and Sustainability, Chair Other Directorships within the Last Five Years: •None
Mr. Ferland is the retired Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. (“B&W”), a provider of energy and environmental products and services for power and industrial markets worldwide. He held those positions from July 2015, when B&W was spun-off from the Babcock & Wilcox Company (now known as BWX Technologies, Inc.), until March 2018. Mr. Ferland was Chief Executive Officer of Babcock & Wilcox Company from 2012 through the date of the spin-off. He previously held various leadership roles with Westinghouse Electric Company, LLC and PNM Resources, Inc.

With more than 25 years of senior management and engineering experience in diversified industries, Mr. Ferland brings to the Board extensive operations, financial and acquisition experience, knowledge of the energy markets and valuable perspectives from leading a global public company.

Colleen M. Healy Former Chief Financial Officer and Principal Accounting Officer of SailPoint Technologies Holdings, Inc. INDEPENDENT DIRECTOR Age: 52 Director since: 2023	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Audit Committee •Governance and Sustainability, Committee Other Directorships within the Last Five Years: •None
Ms. Healy is the retired Chief Financial Officer and Principal Accounting Officer of SailPoint Technologies Holding, Inc. (“SailPoint”), an identity and access management software company. She held those positions from March 2022 until the sale of SailPoint in August 2022. From October 2019 until December 2020, Ms. Healy served as the Chief Financial Officer of Basis Global Technologies, Inc. (formerly, Centro, Inc.), a provider of workflow automation and business intelligence software for marketing and advertising functions within enterprises. Prior to 2018, Ms. Healy served as Vice President, Finance of Hillrom Holdings, Inc., Vice President, Investor Relations of TransUnion, and in various positions of increasing responsibility over nearly 20 years at Microsoft Corporation, including as General Manager of U.S. Industry for Financial Services, Head of Investor Relations, and in senior roles within treasury, business development and corporate development.

Ms. Healy has extensive experience in financial and strategic leadership, including serving as chief financial officer of a public company. She has deep experience in investor relations, mergers and acquisitions, capital markets and digital technologies, and brings strong leadership to the Board.

Richard D. Holder President and Chief Executive Officer of HZO, Inc. INDEPENDENT DIRECTOR Age: 60 Director since: 2017	Other Current Public Company Directorships: •Armstrong World Industries, Inc.	Enerpac Board Committees: •Audit •Compensation, Chair Other Directorships within the Last Five Years: •NN, Inc.
Mr. Holder currently serves as President and Chief Executive Officer of HZO, Inc., a provider of thin-film nanocoatings for electronics, a role that he has held since February 2021. Prior to HZO, he was President and Chief Executive Officer of NN, Inc., a publicly traded diversified industrial manufacturing company, from June 2013 to September 2019. Prior to joining NN, Inc., Mr. Holder held a variety of leadership positions during his twelve-year tenure at Eaton, where he last served as President of Eaton Electrical Components Group, a unit of Eaton’s Electrical sector. Prior to joining Eaton, he held leadership roles at US Airways, Allied Signal and Parker Hannifin and served in the U.S. Marine Corps. Mr. Holder also serves on the board of Armstrong World Industries, Inc., a publicly traded manufacturer and designer of ceiling systems for use in the construction and renovation of commercial and residential buildings in the Americas, and on the boards of several private companies.

As a current and former chief executive officer and a seasoned executive with nearly 30 years of international experience across a diverse set of industries and disciplines, Mr. Holder brings to the Board a unique perspective from leading global public companies, along with extensive business, financial and industry experience.

Lynn C. Minella Former Executive Vice President & Chief Human Resources Officer of Johnson Controls International plc INDEPENDENT DIRECTOR Age: 65 Director since: 2022	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Compensation •Governance and Sustainability Other Directorships within the Last Five Years: •None
Ms. Minella is an accomplished human resources executive with more than 40 years of global experience across a diverse set of industries. She served as Executive Vice President and Chief Human Resources Officer of Johnson Controls International plc from June 2017 until her retirement in December 2021. Prior to joining Johnson Controls, she served as Group Human Resources Director at BAE Systems plc from June 2012 to June 2017. Prior to BAE Systems, she was with Air Products and Chemicals, Inc. from 2004 until 2012 where she was the Senior Vice President of Human Resources and Communications. Earlier in her career she also held a variety of human resources roles of increasing responsibility at International Business Machines Corporation. Ms. Minella has a Bachelor of Science degree in Industrial and Labor Relations from Cornell University.

Ms. Minella brings extensive global experience in human resources management and human capital development across hardware and software development, services, and industrial and manufacturing organizations. Her experience includes talent acquisition and development, diversity and inclusion, compensation management, succession planning and onboarding executive talent. She brings a firm understanding of corporate governance matters based both on her prior experience as an executive officer of a public reporting company and as a director of an international FTSE public company.

Sidney S. Simmons Corporate Attorney INDEPENDENT DIRECTOR Age: 65 Director since: 2018	Other Current Public Company Directorships: •None	Enerpac Board Committees: •Audit •Governance and Sustainability Other Directorships within the Last Five Years: •None
Mr. Simmons is a seasoned corporate and transactional attorney with over 40 years of experience. He provides legal counseling to a range of corporate clients, assisting them, with mergers and acquisitions, business planning and structuring, and negotiating and implementing complex business transactions, among other matters. He has a long history of volunteer service with various national and local organizations, some of which include serving as a chairman of the Audit Committee and as the Vice Chair of the Board of Directors of Catholic Charities USA and as Chairman of the Board of Directors of St. Vincent’s Health System, Inc., in Jacksonville, Florida.

In addition to his deep and broad knowledge and his experience in executing commercial transactions, he brings experience in corporate governance and legal and regulatory compliance to the Board’s deliberations as well as experience in recruiting and retaining executive talent.

Paul E. Sternlieb President and Chief Executive Officer, Enerpac Tool Group Corp. MANAGEMENT Age: 51 Director since: 2021	Other Current Public Company Directorships: •Kennametal Inc.	Enerpac Board Committees: •None Other Directorships within the Last Five Years: •None
Mr. Sternlieb was appointed President and Chief Executive Officer of the Company and a member of the Board effective October 2021. He joined Enerpac from John Bean Technologies Corporation (“JBT”), where he served since October 2017 as Executive Vice President and President of its Protein business. Prior to joining JBT, Mr. Sternlieb was Group President, Global Cooking in the Food Equipment Group at Illinois Tool Works Inc. from 2014 to 2017 and a Vice President and General Manager with Danaher Corporation from 2011 to 2014. Earlier in his career, he also held management roles with H.J. Heinz Company and was a consultant with McKinsey & Company. Mr. Sternlieb also serves on the board of directors of Kennametal Inc., an industrial technology company traded on the New York Stock Exchange. He holds an M.B.A. from, and was a Palmer Scholar at, the Wharton School and dual undergraduate degrees in Economics and Computer Science from the Jerome Fisher Program in Management & Technology at the University of Pennsylvania.

Mr. Sternlieb brings extensive operational and international experience to the Company and Board and has an established record of using a systematic approach to delivering growth and margin expansion at industrial businesses.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE TEN NOMINEES.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Ernst & Young LLP has been our independent registered public accounting firm since 2020, and has performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2023 and the effectiveness of our internal control over financial reporting as of August 31, 2023. The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP to audit the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ending August 31, 2024. Shareholder ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor is not required by the Company’s bylaws, but the Audit Committee is submitting the appointment of Ernst & Young LLP for shareholder ratification because the Audit Committee values shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. The Audit Committee also retains the right to direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
The Audit Committee is solely responsible for retaining or terminating the Company’s independent auditors. A representative of Ernst & Young LLP is expected to attend the Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL 3
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of the executive officers named in the Summary Compensation Table included in this Proxy Statement (the “Named Executive Officers” or “NEOs”), as disclosed in the Executive Compensation section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. The Talent Development and Compensation Committee has overseen the development and implementation of our executive compensation programs, which are designed to drive long-term success and increase shareholder value. We utilize our executive compensation programs to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.
Our overall executive compensation program is founded on several guiding principles, which we believe emphasize a pay-for-performance philosophy, reflect market practice and incentivize both short-term and long-term performance while discouraging excessive risk-taking:
•Executive compensation is aligned with our overall business strategy of driving growth opportunities; improving operating metrics; focusing on sales growth, margin expansion, earnings, cash flow generation and return on invested capital; and promoting a values-driven business culture that emphasizes respect for all employees, inclusion, safety and ethical behavior.
•Base pay levels and incentive compensation opportunities provide an appropriate mix of compensation elements, are aligned with each executive’s role and responsibilities and are regularly benchmarked to market practice for peer companies.
•Key executives responsible for establishing and executing our business strategy have incentive compensation opportunities that align with both annual commitments to investors and long-term shareholder value creation. The annual bonus program, performance equity awards, compensation clawback policies, stock ownership requirements, anti-hedging policy and multi-year vesting periods on equity awards are important components of that alignment.
•Signing bonuses and initial equity awards are offered to attract executive talent to join the Company in senior executive positions.
•Equity awards represent a significant portion of compensation for key executives to provide long-term retention incentives, with at least 50% of target annual equity awards vesting based on achievement of performance goals (for Mr. Sternlieb, the proportion was 60%).
•Our overall compensation targets, not including special equity awards for retention and initial awards to attract executive talent to join the Company, reflect our intent to pay executive Total Direct Compensation (base salary, annual bonus opportunity and the value of share-based awards) at approximately the 50th percentile of pay for our peer group, but the Talent Development and Compensation Committee retains discretion to consider factors such as individual performance, tenure, experience and responsibility to ensure an executive’s compensation is competitively positioned and thereby to attract and retain top talent reflective of our communities, industry, customers and values.
We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests our shareholders to approve, on an advisory basis, the compensation of our NEOs. Although the outcome of this advisory vote is non-binding, the Talent Development and Compensation Committee and the Board of Directors will review and consider the outcome, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to vote, on a non-binding, advisory basis, on the frequency of future advisory votes to approve the compensation of our NEOs. Specifically, shareholders may vote on whether the advisory vote to approve the compensation of our NEOs should occur every one, two or three years.

The Board of Directors has given serious consideration to the recommended frequency of future advisory votes on the compensation of our NEOs, including consideration of the results of prior shareholder voting specific to advisory votes on the frequency of approving the compensation of our NEOs. After considering the benefits and consequences of each option for holding the advisory vote on the compensation of our NEOs, the Board of Directors recommends that shareholders approve holding the advisory vote on the compensation of our NEOs once every year.

An annual advisory vote on the compensation of our NEOs will allow us to obtain information on shareholders’ views of the compensation of our NEOs on a current basis. Additionally, an annual advisory vote on the compensation of our NEOs will provide the Board of Directors and the Talent Development and Compensation Committee with more direct input from shareholders on our executive compensation policies, practices and procedures. Finally, an annual advisory vote on the compensation of our NEOs is consistent with our objectives of engaging in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

For the reasons discussed above, the Board of Directors recommends that shareholders vote in favor of holding an advisory vote on the compensation of our NEOs once every year. When voting on the frequency of the advisory vote on the compensation of our NEOs, shareholders should understand that they are not voting “for” or “against” the recommendation of the Board of Directors to hold the advisory vote once every year. Rather, shareholders will have the option to choose whether to approve holding future advisory votes on the compensation of our NEOs every one, two or three years, or to abstain entirely from voting on the matter.

Although the outcome of the advisory vote on the frequency of the advisory vote on the compensation of our NEOs is non-binding, our Board of Directors will review and consider the outcome of the vote, among other factors, when making future decisions regarding the frequency of advisory votes on compensation of our NEOs.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF EVERY “ONE YEAR” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 31, 2023, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Class A common stock, by the directors, by each current and former executive officer of the Company named in the Summary Compensation Table below, and by the Company’s directors and executive officers employed at October 31, 2023 as a group. Information with respect to the beneficial ownership of an executive officer not employed as of October 31, 2023 is presented as of the date of the former executive officer's termination of service.

Beneficial Owner (1)	Amount and Nature		Percent of Class
More Than Five Percent Shareholders:
BlackRock Inc. 55 East 52nd Street New York, New York 10055	8,943,831	(2)	16.43%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,474,672	(3)	11.90%
T. Rowe Price Investment Management, Inc. 101 East Pratt Street Baltimore, Maryland 21202	5,411,147	(4)	9.94%
Clarkston Capital Partners, LLC, et al. 91 West Long Lake Road Bloomfield Hills, Michigan 48304	5,005,747	(5)	9.20%

Officers and Directors:
Alfredo Altavilla, Director	24,542		*
Judy L. Altmaier, Director	15,873	(6)	*
J. Palmer Clarkson, Director	33,203	(7)	*
Anthony P. Colucci, Executive Vice President and Chief Financial Officer	3,437		*
Danny L. Cunningham, Director	57,046	(8)	*
James P. Denis, Executive Vice President, General Counsel, Secretary and Chief Compliance Counsel	3,668		*
E. James Ferland, Non-Executive Chair of the Board of Directors	91,161	(9)	*
Colleen M. Healy, Director	—	(10)	*
Richard D. Holder, Director	30,096	(11)	*
Lynn C. Minella, Director	11,820	(12)	*
Sidney S. Simmons, Director	40,651	(13)	*
Paul E. Sternlieb, Director, President and Chief Executive Officer	146,801		*
Benjamin J. Topercer, Executive Vice President and Chief Human Resources Officer	9,567		*
Markus Limberger, former Executive Vice President, Operations	5,808		*
Barbara G. Bolens, former Executive Vice President and Chief Strategy Officer	41,711	(14)	*
All Directors and Executive Officers employed as of October 31, 2023 as a group (14 persons)	473,673	(15)	*

*	Less than 1%.

(1)Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.
(2)This information is based on a Schedule 13G amendment filed with the SEC on January 26, 2023 by BlackRock, Inc. reporting beneficial ownership as of December 31, 2022. BlackRock, Inc. reports beneficial ownership of 8,943,831 shares, with sole voting power over 8,880,549 shares and sole dispositive power over 8,943,831 shares. The Schedule 13G was filed by Blackrock, Inc. as a parent holding company with respect to the following subsidiaries: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd. The Schedule 13G indicates that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.
(3)This information is based on a Schedule 13G amendment filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. reporting beneficial ownership as of December 30, 2022. The Vanguard Group, Inc. reports beneficial ownership of 6,474,672 shares, with sole voting power over 0 shares, shared voting power over 97,668 shares, sole dispositive power over 6,324,840 shares and shared dispositive power over 149,832 shares.
(4)This information is based on a Schedule 13G amendment filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc. reporting beneficial ownership as of December 31, 2022. T. Rowe Price Investment Management, Inc. reports beneficial ownership of 5,411,147 shares, with sole voting power over 1,647,272 shares and sole dispositive power over 5,411,147 shares.
(5)This information is based on a Schedule 13G amendment filed with the SEC on February 14, 2023 by Clarkston Capital Partners, LLC (“CCP”), Clarkston Companies, Inc. (“CC”), Modell Capital LLC (“MC”), Jeffrey A. Hakala, Gerald W. Hakala and Jeremy J. Modell reporting beneficial ownership as of December 31, 2022. Each of CCP, CC, MC, Jeffrey A. Hakala, Gerald W. Hakala and Jeremy J. Modell reports beneficial ownership of 5,005,747 shares, with sole voting power over 0 shares, shared voting power over 4,899,522 shares, sole dispositive power over 0 shares and shared dispositive power over 5,005,747 shares. The Schedule 13G amendment further reports that CCP is an investment adviser, that the securities reported therein are held in the accounts of CCP’s discretionary clients or in an account over which a control person of CCP has beneficial ownership, that the sole members of CCP are CC and MC, that the sole owners of CC are Jeffrey A. Hakala and Gerald W. Hakala, and the sole member of MC is the Jeremy J. Modell Revocable Living Trust.
(6)Includes 9 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(7)Includes 8,947 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service
(8)Includes 2,930 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2023. Also includes 23,617 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(9)Includes 11,029 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2023. Also includes 12,494 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(10)Ms. Healy was elected as a director effective on May 15, 2023.
(11)Includes 9 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service
(12)Includes 5,351 phantom stock units held in the Outside Directors Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(13)Includes 14,078 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.
(14)Ms. Bolens ceased serving as Executive Vice President and Chief Strategy Officer on April 1, 2023. Shares reported as beneficially owned by Ms. Bolens are as of the date immediately prior to the date she ceased serving as an executive officer of the Company and include 20,735 restricted stock units that were subject to accelerated vesting upon her departure.
(15)Includes 13,959 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2023. Also includes 64,505 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Such beneficial ownership information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

BOARD ELECTION AND LEADERSHIP STRUCTURE
Directors are elected at each annual meeting to serve for a one-year term. Directors are elected by a plurality vote. In July 2021, the Board revised our Corporate Governance Guidelines to provide for a mandatory retirement age of directors, specifying that no director after attaining the age of 72 will be nominated for re-election.
The Board elects a Chair each year. The positions of Chair of the Board and Chief Executive Officer are separated between Mr. Ferland and Mr. Sternlieb. This allows our CEO, Mr. Sternlieb, to focus on the day-to-day business operations, while the Chair leads our Board in providing strategic direction, oversight and advice to management. The Board does not have a fixed policy regarding whether to have an executive or non-executive Chair and retains the authority to modify this leadership structure as appropriate to best address the Company’s circumstances and advance the interests of all shareholders.
The Board Chair’s responsibilities include presiding over executive sessions of the independent directors, liaising between the Chief Executive Officer and independent directors, consulting with the Chief Executive Officer as to appropriate scheduling and agendas of meetings of the Board, serving as the principal conduit for communications directed from shareholders to employees and the non-employee directors, and leading the annual assessment of Board and committee performance.
BOARD COMMITTEES, CHARTERS, FUNCTIONS AND MEETINGS
The Board has three standing committees— the Audit Committee, the Governance and Sustainability Committee and the Talent Development and Compensation Committee—each of which has a charter. The Board appoints the members of these committees after considering the recommendations of the Governance and Sustainability Committee. There were eight meetings of the Board during the fiscal year ended August 31, 2023 (“fiscal 2023”). All members of the Board serving during fiscal 2023 attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served which were held during the respective director’s period of service. The Company has no formal policy with respect to the attendance of the directors at the Company’s annual meeting of shareholders. All of the directors, except Ms. Healy who joined the Board in May 2023, attended the 2023 annual meeting of shareholders.
Current Board committee membership and functions appear in the following table.

Committees	Committee Functions
AUDIT Danny L. Cunningham, Chair Alfredo Altavilla Judy L. Altmaier Colleen M. Healy Richard D. Holder Sidney S. Simmons Fiscal 2023 Meetings—8	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices, and compliance with the financial code of conduct
• Provides oversight of cyber and information security risks and legal and regulatory compliance
• Oversees the preparation of the Company's financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the Board and the Company’s financial and senior management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
GOVERNANCE AND SUSTAINABILITY E. James Ferland, Chair J. Palmer Clarkson Danny L. Cunningham Colleen M. Healy Lynn C. Minella Sidney S. Simmons Fiscal 2023 Meetings—3	• Responsible for assessing the mix of skills and experiences of the members of the Board and for evaluating and nominating prospective members to serve on the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Provides oversight of the Company's corporate responsibility, including environmental, social and diversity initiatives
• Oversees the annual self-evaluations of the Board and its committees, including the performance and contributions of individual directors
• Conducts an annual evaluation of the performance of the Governance and Sustainability Committee
TALENT DEVELOPMENT AND COMPENSATION Richard D. Holder, Chair Alfredo Altavilla Judy L. Altmaier J. Palmer Clarkson Lynn C. Minella Fiscal 2023 Meetings—5	• Determines the compensation of executive officers and makes recommendations to the independent directors of the Board regarding Chief Executive Officer compensation
• Administers and establishes performance objectives for the Company's annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Reviews leadership development and succession plans for corporate and subsidiary officers, including the CEO
• Exercises oversight of the Company's talent management, development and retention and related strategies, programs and risks, including the Company's diversity, equity and inclusion initiatives and results
• Exercises oversight of the Company's community engagement and culture and related strategies, programs and risks
• Recommends to the Board the compensation for Board members
• Conducts an annual evaluation of the performance of the Talent Development and Compensation Committee

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS
The non-executive directors of the Board regularly meet in the absence of management. Mr. Ferland, the Board Chair, presides at these sessions.
INDEPENDENCE OF DIRECTORS; FINANCIAL EXPERTISE OF AUDIT COMMITTEE
The Board has determined that each of Ms. Altmaier, Ms. Healy, Ms. Minella and Messrs. Altavilla, Clarkson, Cunningham, Ferland, Holder and Simmons (i) is independent within the definitions contained in the current NYSE listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other material relationship with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current SEC rules. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE and each of Mr. Cunningham, Ms. Healy, Mr. Holder and Ms. Altmaier qualifies as an “audit committee financial expert” as defined by the SEC.
KEY AREAS OF BOARD OVERSIGHT
The Board oversees management’s establishment and execution of the Company’s strategy and operational priorities, capital allocation, governance framework, human capital management and enterprise-wide risk management, which are designed to support long-term organizational performance, ensure alignment with stakeholder expectations and enhance shareholder value. While the Board has the ultimate oversight responsibility for these matters, its committees assist it with certain areas of oversight. The Audit Committee focuses on legal, compliance, information security and cybersecurity, and financial risks (including internal controls). The Talent Development and Compensation Committee focuses on compensation and human capital risks and management. The Governance and Sustainability Committee supports the Board’s oversight of corporate governance, sustainability, and environmental, health and safety risks and practices.
Corporate Governance
The Board has adopted the Company’s Corporate Governance Guidelines (the “Guidelines”). The Guidelines provide that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Governance and Sustainability Committee of the Board monitors and oversees the application of the Guidelines and annually recommends to the Board any changes to the Guidelines and the Company’s governance practices. Each committee has a written charter that is approved by the Board and annually evaluated by the committee, as well as by the Governance and Sustainability Committee.
Compliance and Integrity
The Board has adopted the Company’s Code of Conduct (“Code of Conduct”), which is called “The Tools for Doing What’s Right.” The Code of Conduct sets out the Company’s commitment to values-based business behavior and each officer’s, director’s and employee’s individual responsibility for ensuring they and other Company representatives adhere to high ethical standards and always act in the best interests of the Company and its stakeholders. The Company also has a Code of Ethics Applicable to Senior Finance Executives (“Code of Financial Ethics”), which applies to its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, or persons performing similar functions. The Code of Conduct and Code of Financial Ethics are reviewed annually by the Governance and Sustainability Committee. In addition, the Audit Committee reviews the actions management is taking to maintain an ethical culture, including how management promotes an environment in which employees can raise ethical concerns without fear of retaliation, and, at its quarterly meetings, is informed of all compliance concerns submitted to management and the Company’s Ethics Hotline.
The Company has adopted a Supplier Code of Conduct, which outlines our expectation that suppliers demonstrate the highest standards of business conduct, integrity and adherence to the law. The Supplier Code of Conduct applies to suppliers, vendors, consultants, contractors and other third parties and provides specific guidance regarding suppliers’ responsibilities to comply with all applicable laws and regulations, inform the Company of concerns and operate responsibly with respect to the Company’s standards for anticorruption, the environment, social and human rights, and other matters.
Strategy
Elements of the Company’s strategy are discussed at every regularly scheduled Board meeting. At these reviews, the Board and management discuss operational and strategic priorities, conditions and trends in the Company’s markets, identified risks and associated mitigation strategies, and short-term and longer-term challenges to the achievement of the Company’s objectives. The Board also regularly discusses investor feedback and expectations, capital allocation plans, the Company’s acquisition pipeline, and management’s multi-year plans for organic and inorganic growth, including opportunities in vertical markets the business serves and those into which it is positioned to expand.
Board Oversight of Enterprise Risks
The Company’s executive leadership and senior leadership team are responsible for executing the Company’s enterprise-risk-management program, which is coordinated by the internal audit function and the Company’s management executive committee. The program is implemented through quarterly management reviews of strategic, financial, operational, human capital, legal and other risks with key operational and functional personnel globally and of the efficacy of mitigation actions being pursued for each risk. The Board is responsible for oversight of the Company’s overall risk management framework and, at least annually, conducts a focused review of the Company’s most significant risks and the policies and practices implemented to mitigate those risks. In addition, throughout the year, the Board and its committees have detailed discussions with management concerning specific risk areas and mitigation processes.

Oversight of Cybersecurity Risk
The Audit Committee provides oversight of management’s efforts to mitigate cybersecurity risk and respond to cyber incidents, which include assistance from third-party experts to test and enhance the efficacy of the Company’s cybersecurity processes in accordance with the latest security protocols. The Audit Committee engages in a comprehensive annual overview of the Company’s cybersecurity framework but also receives briefings from management throughout the year on cybersecurity matters, emerging risks and the steps being taken to address these risks. Management processes to mitigate cybersecurity risks, and related reports to the Audit Committee, include simulations and plans for how to respond to cybersecurity incidents, should they occur, and comply with legal and regulatory requirements in such circumstances. All employees and others with access to Company information systems receive comprehensive and periodic training on data and cybersecurity security practices, including regular training on how to spot fraudulent and phishing emails.
Executive Compensation
In establishing and reviewing our executive compensation program, the Talent Development and Compensation Committee considers, among other things, recommendations from shareholders and proxy advisory firms, whether the Company’s compensation programs reward executives for performance and whether the programs encourage unnecessary or excessive risk taking. The Talent Development and Compensation Committee annually performs a compensation risk assessment, including a review of material incentive and sales compensation plans. The Talent Development and Compensation Committee, with assistance from an independent compensation consultant, has overseen the implementation of several mitigating factors to help reduce the likelihood of undue risk taking related to compensation arrangements, including, but not limited to, the use of various measures (such as core sales, earnings, profit margin performance relative to revenue changes, total shareholder return (“TSR”), and cash flow) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, restricted stock units and performance shares), executive stock ownership guidelines that help align incentives with long-term company stock price appreciation, executive compensation clawback policies and an anti-hedging policy. The Talent Development and Compensation Committee and Board believe that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and are not likely to promote other behavior that could result in a material adverse event for the Company.
Environmental Sustainability
The Governance and Sustainability Committee oversees the execution of the Company’s environmental sustainability strategy, which reflects the Company’s commitment to operating sustainably, innovating for the environment and assisting in the global transition to clean energy, and supporting global efforts to reduce greenhouse gas emissions. Energy efficiency is embedded in our new product development (“NPD”) strategy and practices, and our Centers of Excellence challenge themselves to regularly deliver innovative solutions tailored to the exacting demands of our customers for more energy-efficient, electric and sustainable products. Examples of our products that are supporting the shift to renewable energy sources are our specialized tools to build and maintain wind turbines. Other product innovations reflect our commitment to energy efficiency and reduced environmental impacts, such as the expansion of our lines of battery-powered tools, use of recycled materials in our new pump designs and size and weight reductions on many new product designs.
Our commitment to the environment and to supporting efforts to combat climate change also extends to how we run our operations. We have implemented an environmental management system to monitor and manage the environmental impacts of our operations, ensure compliance with relevant regulations and continuously execute on opportunities to reduce waste. We strongly believe that taking all necessary steps to protect the communities in which we operate from environmental harm is a moral imperative. We also have launched programs to conduct energy efficiency assessments at all our locations globally with the objective of reducing electricity and natural gas consumption across our operations as well as improving our waste recycling practices and reducing waste that our facilities send to landfills. Additional information on our environmental sustainability program may be found at www.enerpactoolgroup.com/sustainability/.
Diversity and Inclusion
Our senior leadership team and management at all levels are committed to creating a culture of inclusion and belonging in a workplace where all employees can thrive and do their best work. Senior leadership and management regularly report the Company’s progress on these commitments to the Board. We incorporate our Diversity, Equity & Inclusion ("DE&I") objectives into our core strategy. Our DE&I objectives include: (i) a focus on our culture, (ii) supporting education for disadvantaged groups in our communities, and (iii) broadening our recruiting efforts to reach and attract more diverse employees. Because of the strategic importance of DE&I, and to ensure it is embedded into our strategy, DE&I initiatives are under the responsibility of our Chief Human Resource Officer. In fiscal 2023, we continued to strengthen our Women of Enerpac employee resource group by adding a new leader who has increased participation in the group by over 58% from the prior year. Additionally, two new employee resource groups were created: Pride@Enerpac and S.E.R.V.E. (Military Veterans and First Responders). These new groups have continued to grow since their launch in fiscal 2023. Additionally, all leaders of our Executive Leadership Team are aligned as Executive Sponsors to our employee resource groups to help guide and support efforts to make Enerpac an inclusive place to work. We include questions in our employee engagement survey to help measure our progress in promoting our employees’ sense of belonging.
We also believe diversity at the executive and Board level is key to the long-term success of the Company and the promotion of diversity and inclusion in our workplace. We believe that valuing diversity as part of our core strategy will provide great opportunity to Enerpac to attract and retain talent, benefit from diverse points of view and ultimately assist in achieving our goals to drive shareholder value creation.

Human Capital Management
Our human capital management strategy and practices are generally overseen by our Board with assistance from the Talent Development and Compensation Committee and the Governance and Sustainability Committee. Our strategy is for Enerpac to be considered an employer of choice, and our initiatives and programs are predicated on making this objective a reality.
The talent and skills of our workforce are critical to our future success and ability to deliver shareholder value. Our development framework starts with robust performance management. Together with their leaders, employees establish annual goals and objectives that clearly align with our organizational commitments. We monitor progress throughout the year, with candid and frequent dialogue encouraged along the way. Annually, our senior leadership team reviews the skills and roles we require to execute our corporate strategy and to identify development opportunities for our emerging talent. Succession planning and talent development is conducted on an ongoing basis to identify top candidates for key roles. We promote a longer-term view by inviting employees to work with leaders to create their own, unique individual development plans. Training programs in many different modalities are available for all levels throughout Enerpac, addressing a wide variety of skills and competencies, both general and technical. We believe in coaching and the sharing of perspectives and in facilitating mentorship opportunities for the benefit of our workforce. We are committed to devoting the time, resources and planning necessary to maximize the potential of our employees.
We offer competitive compensation and benefits tailored to the geographical markets and industries in which we operate. In the U.S., employees who work more than 30 hours per week are eligible for comprehensive benefits, including paid time off, healthcare (health, dental, and vision), short- and long-term disability, life and accidental disability insurance, a 401(k) retirement plan with a Company match, access to our Employee Assistance Program, an annual bonus program with broad participation, equity incentive programs, an Employee Stock Ownership Plan that allows employees to buy Company shares at a discount, flexible work arrangements and up to 12 weeks of maternity leave. We also offer tuition reimbursement of up to $5,250 annually for undergraduate programs and $7,500 annually for graduate programs for all U.S. full-time employees, and $1,000 annually for part-time employees who work more than 20 hours per month. We continue to evaluate enhancements to our compensation and benefit programs at all locations to ensure we remain competitive and meet the needs of our employees. Consistent with this desire, in fiscal 2023 we enhanced or added several benefits for our U.S. employees, including expanded paid parental leave, adoption assistance, medical coverage for select fertility treatments and expanded short-term disability benefits for hourly employees. Outside of the U.S., we are now partnering with a global benefits consulting firm to confirm that our benefits are market-competitive.
Employee Safety
The safety, health, and well-being of our employees, contractors, and visitors at our sites globally is our top priority and a principle that is deeply embedded in our culture. Our health, safety, security, environment, and quality (“HSSEQ”) programs are fully embraced by our leaders and employees at all levels and translate into an enterprise-wide mandate to provide healthy, safe and productive work environments and deliver high standards of safety and quality in products, services and solutions for our customers and end-users. At the heart of our HSSEQ efforts is a desire to foster a culture of continuous improvement and employee empowerment through training, frequent and constructive management engagement, a risk-based evaluation of business activities and behaviors, and the deployment of programs and resources to mitigate those risks. We continually track and report our performance, including through reviews of incidents, near-misses, and quality issues, and management accountability and discussion of these improvement opportunities is a cornerstone of all business reviews.
DIRECTOR SELECTION PROCEDURES
The Governance and Sustainability Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Company’s annual meeting of shareholders. The Governance and Sustainability Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate.
Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although it does not have a formal diversity policy, the Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.Our Governance and Sustainability Committee believes it is important to refresh the Board’s membership and skills by adding new directors from time to time. The Board currently includes three directors who identify as female and one director who identifies as Black.
The Governance and Sustainability Committee’s objective is to assemble and maintain a Board that provides an optimized mix of skills, experience and perspectives to provide oversight and strategic guidance and maximize shareholder value in the context of the Company’s current or expected circumstances. In evaluating director nominees, the Governance and Sustainability Committee considers a range of factors and circumstances, including the following:
•the strategic objectives and needs of the Company with respect to the particular talents and experience of its directors;
•the knowledge, skills and experience of nominees, including operational, leadership and board experience;
•familiarity with the Company’s markets, including international business experience;
•financial literacy and expertise with accounting rules and practices;
•the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and
•the appropriate size of the Company’s Board.

The Governance and Sustainability Committee also may consider such other factors in addition to the foregoing as it deems are in the best interests of the Company and its shareholders. In order to ensure our directors have adequate time to fulfill their duties, the Board limits participation of our directors on boards of other public companies to one such board with respect to our CEO and four such boards with respect to our non-CEO directors.
The Governance and Sustainability Committee believes it is appropriate that at least one, and preferably several, members of the Board meet the criteria for an “audit committee financial expert,” as defined by SEC rules, and that a substantial majority of the members of the Board meet the definition of “independent director” under NYSE listing standards. The Governance and Sustainability Committee also believes it is appropriate for the Chief Executive Officer, and if circumstances warrant other members of the Company’s management to serve on the Board.
The Governance and Sustainability Committee identifies nominees for election to the Board by, among other considerations, evaluating the skills of the current members of the Board, their performance and contributions to deliberations, their tenure on the Board and other relevant circumstances. Current members of the Board with skills and experience to support the Company’s needs and strategic priorities and who are willing to continue to serve as directors generally are nominated for re-election, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. From time to time, the Governance and Sustainability Committee will determine to add new directors to the Board to enhance its capabilities, with such new directors being identified by a variety of means, including based on the recommendation of shareholders or existing directors or with the assistance of third-party recruiters to identify and evaluate the qualifications of candidates satisfying the Board’s criteria for new directors.
SUMMARY OF DIRECTOR SKILLS, COMPETENCIES AND ATTRIBUTES
A summary of Board governance considerations and each director’s experience and skills follows:
DIRECTOR RESIGNATION POLICY
In order to ensure appropriate representation on the Board, the Governance and Sustainability Committee has adopted a policy regarding resignation from the Board if directors retire from or otherwise cease to be employed at their principal occupation as of the time the director was last elected to the Board. Upon such a material change in a director’s position, a director shall offer his or her resignation as a director to the Governance and Sustainability Committee, which will accept or reject the resignation offer after considering the best interests of the Company and its shareholders.

COMMUNICATIONS WITH DIRECTORS
Shareholders and other interested parties who want to communicate with the Board, the non-employee directors as a group, or any individual director, can write to: Enerpac Tool Group Corp., Attention: Chair of the Board of Directors, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate whether you are a shareholder. Depending on the subject matter, management will:
•forward the communication to the director or directors to whom it is addressed;
•attempt to handle the inquiry directly, for example, where it is a request for information about the Company; or
•not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Corporate Governance Guidelines and Code of Conduct document the Company’s policies regarding conflicts of interest and related-party transactions. Under these policies, any related party transaction or potential conflict of interest involving an executive officer, director or 5% shareholder is reviewed by legal counsel and referred to the Audit Committee for final resolution.
The Company is not aware of being party to any transaction during fiscal 2023 in which an executive officer, director or 5% shareholder had a direct or indirect material interest.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2023, no member of the Talent Development and Compensation Committee served as an officer, former officer or employee of the Company or had a relationship disclosable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2023, no executive officer of the Company served as:
•a member of the compensation committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on the Talent Development and Compensation Committee of the Board; or
•director of any other entity, one of whose executive officers served on the Talent Development and Compensation Committee.
INFORMATION AVAILABLE UPON REQUEST
Copies of the charters of the Audit Committee, Governance and Sustainability Committee and Talent Development and Compensation Committee, the Corporate Governance Guidelines, the Code of Conduct and the Code of Financial Ethics are available on the Corporate Governance section of the Company’s website at www.enerpactoolgroup.com. They also may be obtained, free of charge, upon written request directed to our Executive Vice President, General Counsel & Secretary, Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company's financial statements and financial reporting process and the Company's systems of internal control over financial reporting; (ii) the performance of the internal audit function; (iii) the annual independent audits of the Company's financial statements and management's report regarding the effectiveness of the Company's system of internal control over financial reporting; (iv) the compliance by the Company with legal and regulatory requirements, including the Company's disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in the Audit Committee's charter. The Audit Committee has the responsibility for the engagement and retention of the Company's independent registered public accounting firm, the evaluation of its qualifications, independence and performance, and the approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for planning or conducting audits or for any determination that the Company's financial statements are complete and accurate or presented in accordance with generally accepted accounting principles. The Company's management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and financial position and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Additionally, the Audit Committee has done, among other things, the following:
•discussed with Ernst & Young LLP the overall scope and plans for its audit;
•met with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;
•reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2023 with the Company’s management and Ernst & Young LLP;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
•received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.
Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023.
No member of the Audit Committee is employed by, or has any other material relationship with, the Company. The Board of Directors has determined that at least one member of the Audit Committee qualifies as an "audit committee financial expert" under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

October 19, 2023

THE AUDIT COMMITTEE

Danny L. Cunningham, Chair
Alfredo Altavilla
Judy L. Altmaier
Richard D. Holder
Colleen M. Healy
Sidney S. Simmons

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This section of the proxy provides information regarding the compensation program for our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers serving at August 31, 2023 (which includes Markus Limberger who voluntarily ceased serving as an executive officer and employee effective November 30, 2023), and an additional individual who was the Company’s other most highly compensated executive officer during fiscal 2023 (other than the individuals serving as the Chief Executive Officer or Chief Financial Officer), but was no longer serving as an executive officer at August 31, 2023. These individuals are collectively referred to as the Named Executive Officers (“NEOs”). The NEOs for fiscal 2023 are as follows:
•Paul E. Sternlieb, President and Chief Executive Officer;
•Anthony P. Colucci, Executive Vice President and Chief Financial Officer;
•Benjamin J. Topercer, Executive Vice President and Chief Human Resources Officer;
•James P. Denis, Executive Vice President, General Counsel, Secretary and Chief Compliance Counsel;
•Markus Limberger, former Executive Vice President, Operations; and
•Barbara G. Bolens, former Executive Vice President and Chief Strategy Officer.
EXECUTIVE SUMMARY
The Company is committed to developing and implementing an executive compensation program that directly aligns the interests of the NEOs with the long-term interests of shareholders. With this goal in mind, the Talent Development and Compensation Committee of the Board of Directors (referred to in this section of the Proxy Statement as the "Committee") has developed an executive compensation program that is designed to:
•attract and retain highly experienced and committed executives who have the skills, education, business acumen and background to successfully lead an industrial company;
•embrace our values, including for us to reflect the diversity of our communities, industry and customers;
•motivate executives to demonstrate exceptional personal performance and consistently perform at or above expected levels during different business cycles; and
•provide balanced incentives for the achievement of near-term and long-term objectives, without incentivizing executives to take excessive risk.
The Company’s executive compensation program for fiscal 2023 was designed, and the performance measures for incentive compensation awards made in fiscal 2023 were established, while the Company was in the early stages in its global transformation and facing economic uncertainty globally. In fiscal 2023, we began to see the results of the transformation and added to the momentum of fiscal 2022’s strong financial results across the board. Revenues grew 5% in fiscal 2023, with core sales—which exclude the impact of foreign exchange and dispositions—increasing at a greater rate. Within the Industrial Tools and Service segment, three of our four geographic regions—Americas, Asia Pacific, and ESSAI (which included Europe, sub-Saharan Africa, and India)—generated double-digit revenue growth in fiscal 2023. Our results for fiscal 2023 exceeded our expectations, with revenues, adjusted EBITDA and free cash flow—the measures framing our announced outlook for the fiscal year—each exceeding the top end of our guidance ranges announced at the beginning of the fiscal year, while also achieving adjusted EBITDA margin expansion. Due to these strong financial results, the annual bonuses earned by our current NEOs for fiscal 2023 were 186.2% of their respective target levels. Given the strong results, the Committee believes that the Company’s executive compensation programs are effectively linked to performance.
Our executive compensation philosophy focuses on creating long-term value for shareholders, as well as driving key employee engagement and retention. In line with this philosophy, the Committee recommended, and the independent members of the Board approved, the grant of special equity awards to Mr. Sternlieb, effective August 30, 2023. Under Mr. Sternlieb’s direction and leadership, the Company has created meaningful shareholder value, significantly improved operational efficiency and productivity, expanded adjusted EBITDA, and built a strong foundation for profitable growth. The Committee recommended and the independent members of the Board approved these special equity awards to incentivize Mr. Sternlieb to continue to focus on growth and shareholder value creation, as well as to help retain him as the Company’s CEO, for the next several years. The special equity awards have an aggregate grant date fair value of approximately $4.5 million, with awards having one-third of that value vesting, subject to his continued employment, on the first, second and third anniversaries of the date of the award. The awards consist of a time-vesting restricted stock unit award, representing two-thirds of the aggregate grant date fair value, and a performance-vesting restricted stock unit award representing one-third of the aggregate grant date fair value. The restricted stock units vest in equal annual installments on the first and second anniversaries of the date of grant and the Performance Shares vest on the third anniversary of the date of grant and are payable based on achievement of net revenue and adjusted EBITDA margin targets for the fiscal year ending August 31, 2026. These awards are described in greater detail below under “Special Equity Awards to CEO” beginning on page 26.
The Committee remains committed to linking executive compensation to performance metrics that align the interests of the NEOs with the long-term interests of shareholders. By recruiting talented and experienced executive officers to join the Company and providing them with compensation that incentivizes both retention and driving Company performance, the Committee is focused on improving shareholder value.

ALIGNMENT OF COMPENSATION TO PERFORMANCE
The Company’s executive compensation program is designed to align with our financial and strategic objectives, which are intended to create shareholder value. The Company is well-positioned to deliver long-term shareholder value through a sustainable business model built on well-established brands, robust global distribution and broad end markets, the Company's four-pillar growth strategy, disciplined capital deployment, and an experienced leadership team. The key tenets of our business model center on creating best-in-class returns through growth of our core businesses, driving efficiency and profitability, generating strong cash flow, and prudently deploying our capital. We intend to create organic growth in excess of our markets through market share capture, product innovation, commercial effectiveness, and expansion in our industries and within our regions. In addition to organic growth, we also focus on adjusted EBITDA margin expansion by reducing our structural and SG&A costs, optimizing our manufacturing footprint, and employing strategic sourcing programs. Cash flow generation is critical to achieving our financial and long-term strategic objectives and is achieved through expanding profit margins and driving improvement in working capital velocity in combination with our low capital intensity. Finally, we are focused on improving returns on invested capital through investing in internal capital projects, maintaining a strong balance sheet, making acquisitions aligned with our strategy and opportunistically acquiring our own shares.
SHAREHOLDER INPUT ON EXECUTIVE COMPENSATION PROGRAM
At the annual meeting held in February 2023, shareholders overwhelmingly supported the advisory proposal to approve the compensation of the NEOs as disclosed in the proxy statement for that annual meeting, with the approval of approximately 97% of the Company's common stock that voted either “for” or “against” the proposal. The Company engages with shareholders to gather feedback on its compensation programs, which has led to changes that strengthen the link between executive pay and Company performance. We will continually assess and modify the Company’s executive compensation program to incorporate shareholder input, industry trends and competitive compensation practices.
The Committee engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation philosophy and objectives and aligns with the Company’s business objectives. In connection with this ongoing review, and based on feedback received from our shareholders, the Committee implements and maintains what it believes are best practices for executive compensation and reinforce the Company’s compensation philosophy. Below is a summary of those practices.

What the Company Does	What the Company Does Not Do
• Uses performance metrics to align pay with performance	• Offer gross-ups of related excise taxes on executive severance agreements
• Caps payouts under our annual cash bonus plan and performance share plans	• Otherwise provide tax gross-ups in the event of a change in control
• Grants at least 50% of target annual equity awards as performance-based awards	• Pay dividends on unearned and unvested performance shares
• Has robust stock ownership guidelines for our CEO and other current NEOs	• Pay dividends on unvested restricted stock units
• Applies clawback provisions to annual cash bonus and equity awards for executives in case of financial restatements	• Reprice stock options
• Engages an independent compensation consultant that reports to the Committee
• Prohibits short sales, hedging or pledging of our stock by our executive officers and directors
OVERSIGHT OF THE EXECUTIVE COMPENSATION PROGRAM
The Committee is primarily responsible for overseeing the Company’s executive compensation program and considers advice from an independent compensation consultant regarding competitive market pay practices. During each year, the Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.
Role of Talent Development and Compensation Committee
The Committee establishes the Company’s executive compensation philosophy and administers the overall executive compensation program. The Committee reviews and approves all components of the compensation program, establishes objectives for NEOs that are aligned with the Company’s business and financial strategy, and determines compensation levels for NEOs. CEO compensation is recommended by the Committee to the members of the Board who are independent directors for approval. The Committee monitors the performance of NEOs (other than the CEO) through verbal updates regarding their annual reviews completed by the CEO. A separate evaluation of the CEO’s performance is conducted in cooperation with the Chair of the Board. The Committee recommends to the Board compensation actions with respect to the CEO, which determinations are approved by the independent members of the Board.
Role of Compensation Consultant
The Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Committee utilized the services of Mercer, LLC (“Mercer”) as its independent compensation consultant in designing the executive compensation program for fiscal 2023. Mercer assisted the Committee by evaluating executive compensation, analyzing pay alignment with financial and stock performance, providing general compensation trends and competitive market data and benchmarking, and participating in the design and implementation of certain elements of the executive compensation program. Mercer did not make specific recommendations on individual compensation amounts for the executive officers or independent directors, nor did it determine the amount or form of executive and director compensation.
In selecting Mercer as the Committee’s compensation consultant, the Committee considered its independence by taking into account the factors prescribed by the NYSE listing rules. In its role as the Committee’s independent compensation advisor, Mercer provided written confirmation of its independence and the existence of any potential conflicts of interest. The Committee also reviewed the respective policies and procedures that Mercer maintains to prevent conflicts of interest, evaluated whether there are personal or business relationships between Mercer and members of the Committee, and validated that employees of Mercer who perform consulting services do not own the Company’s common stock. Based on this evaluation, the Committee determined that no conflict of interest exists with respect to Mercer.
Role of Management and the Chief Executive Officer
The CEO, in consultation with the Human Resources function, develops recommendations for the compensation of the other executive officers for the Committee to consider. The CEO considers various factors when making recommendations, including external market data provided by the Committee's independent compensation consultant, the relative importance of the executive’s position within the organization, the executive’s tenure and experience and the executive’s performance and contributions to the Company’s results.
The CEO, with assistance from Human Resources and Finance personnel, monitors existing compensation plans and programs applicable to NEOs and other executives, recommends financial and other targets to be achieved under those programs, prepares analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, implements the Committee’s decisions.
ASSESSING COMPETITIVE COMPENSATION PRACTICES
The Committee reviews general industry survey data as well as compensation practices for certain publicly traded U.S. companies with which the Company considers it competes for executive talent (the “Peer Group”). In evaluating compensation decisions for fiscal 2023, it used executive compensation and incentive-plan-design data compiled by Mercer for the Peer Group and other relevant companies to assess the reasonableness and appropriateness of both pay levels and design of compensation programs. The companies in the Peer Group at the commencement of fiscal 2023 are as follows:

Badger Meter, Inc.	EnPro Industries Inc.	Proto Labs, Inc.	Thermon Group Holdings, Inc.
Barnes Group Inc.	ESCO Technologies Inc.	RBC Bearings Incorporated	TriMas Corporation
Brady Corporation	Helios Technologies, Inc.	SPX FLOW, Inc.
Circor International, Inc.	Kadant Inc.	Standex International Corporation
Columbus McKinnon Corporation	Lindsay Corporation	The Gorman-Rupp Company
In July 2023, the Committee adjusted the Peer Group by removing Circor International, Inc., SPX FLOW, Inc. and The Gorman-Rupp Company and adding Franklin Electric Co., Inc., Mueller Water Products, Inc. and Tennant Company. These adjustments were made in response to SPX FLOW, Inc. ceasing to be a publicly traded company, Circor International, Inc. entering into an agreement to be acquired and the dissimilarity of the executive compensation structure at The Gorman-Rupp Company, which did not provide for a substantial incentive compensation component. In addition, Franklin Electric Co., Inc., Mueller Water Products, Inc. and Tennant Company were included in the peer group for the Company that was selected by one or more of the institutional proxy advisory firms in its evaluation of the Company’s compensation practices. The expected 2023 revenues of the revised peer group range from $2.1 billion to $441 million, with a median of $910 million, with market capitalizations at that time ranging from $5.0 billion to $834 million, with a median of $2.6 billion.
TARGET LEVEL COMPENSATION DETERMINATION
To determine NEO compensation, the Committee considers factors such as the level of responsibility, skills and experience required by the position, the executive’s qualifications, the Company’s ability to replace the individual, the overall competitive environment, current and historical compensation levels, performance in the role, length of service, the Committee’s view of internal equity and consistency and other considerations it may feel are relevant. In analyzing these factors, the Committee reviews competitive compensation data and generally targets the 50th percentile for Total Direct Compensation (base salary, annual cash bonus and equity awards), but the Committee retains discretion to consider factors such as individual performance, tenure, experience and responsibility to ensure an executive’s compensation is competitively positioned. In some cases, individual components of compensation may be above the 50th percentile in order to emphasize a particular element or if individual circumstances dictate, but the total compensation package is designed to be market competitive and generally to align with Peer Group practices.
As noted above, in fiscal 2023, Mr. Sternlieb received special equity awards having an aggregate grant date fair value of approximately $4.5 million (vesting as to one-third of the award on each of the first, second and third anniversaries of the grant date), which increased his Total Direct Compensation above the 50th percentile typically targeted by the Committee. The Committee recommended and the independent members of the Board approved these special equity awards to incentivize Mr. Sternlieb to continue the focus on growth and shareholder value creation, as well as to help retain him as the Company’s CEO, for the next several years.
COMPONENTS OF EXECUTIVE COMPENSATION
We seek to pay the Company’s executives fairly and competitively and to link pay with performance. The main elements of executive compensation are base salary, a short-term incentive in the form of an annual bonus, and long-term equity incentive awards.
The Company emphasizes compensation opportunities that reward executives when they deliver targeted financial results. A significant portion of executive compensation is equity-based. In fiscal 2023, annual equity incentive awards granted to the NEOs were in the form of time-vesting restricted stock units (“restricted stock units”) and performance-based restricted stock units (“Performance Shares”). Additionally, special awards of restricted stock units and Performance Shares were awarded to Mr. Sternlieb.
Incentive compensation at target (annual bonus and equity awards) accounted for approximately 91% of Mr. Sternlieb’s Total Direct Compensation opportunity during fiscal 2023 and approximately 56% of the average Total Direct Compensation opportunity of the other NEOs who served as officers on August 31, 2023. The following chart illustrates the allocation of the Total Direct Compensation at target for these officers of base salary, annual bonus, annual equity awards and for the CEO, special equity awards granted as restricted stock units and Performance Shares.
In connection with her departure, Ms. Bolens received benefits under the Company’s Senior Officer Severance Plan, which is described beginning on page 36.
The NEOs also receive certain perquisites and participate in certain retirement, health and welfare plans.

Base Salary
Base salaries for continuing officers are reviewed annually and established considering the scope and complexity of the role, market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to business performance and leadership. Generally, changes in base salary are the result of an annual merit increase, promotion, change in role or market adjustment. Base salaries for newly appointed executive officers are determined based on the scope and complexity of the role, the executive’s prior employment history and experience level, and market competitiveness. Base salary adjustments are typically made in January of each year. In connection with the promotion of Mr. Denis to Executive Vice President, General Counsel and Secretary in September 2022, his base salary was increased by 21%. Mr. Limberger joined the Company in September 2022 and his base salary was set at that time. In light of the recency of these salary decisions for Mr. Denis and Mr. Limberger, they were not eligible for the annual January salary adjustment. In January 2023, the base salary rates of the other current NEOs were increased by 5%, reflecting annual merit adjustments. In May 2023, Mr. Topercer’s base salary rate was increased a further 6.4% in recognition of the expansion of his responsibilities to include management of the Communications and Sustainability departments.
Annual Bonus
Our NEOs, along with other leaders and substantially all U.S. employees, have an opportunity to earn an annual cash bonus based on achievement of certain performance objectives. The four performance metrics implemented within the fiscal 2023 annual bonus plan are Core Sales Growth, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow Conversion. The diagram below illustrates the fiscal 2023 bonus plan design for the NEOs.
Annual bonus opportunity percentages vary by NEO and are determined based on their scope of duties and responsibilities as well as market and peer group data. Annual cash bonus achievement can range from 0% to 200% of the target annual bonus based on actual performance. The annual bonus payment is calculated for the NEOs based on the actual base salary paid during the fiscal year ended August 31, 2023 and, accordingly, reflects pro ration from the respective annual base salary rates as they were adjusted during the fiscal year. The following table summarizes the fiscal 2023 annual cash bonus opportunity granted to the NEOs and the weighting of the components of the annual bonus as a percentage of the target annual cash bonus opportunity.

	Annual Bonus Opportunity as a % of Base Salary			Weighting of Components of Target Annual Bonus
NEO	Threshold	Target	Maximum	Core Sales Growth	Adjusted EBITDA	Adjusted EBITDA Margin	Free Cash Flow Conversion
Paul E. Sternlieb	0	100%	200%	25%	25%	25%	25%
Anthony P. Colucci	0%	70%	140%	25%	25%	25%	25%
Benjamin J. Topercer	0%	50%	100%	25%	25%	25%	25%
James P. Denis	0%	45%	90%	25%	25%	25%	25%
Markus Limberger	0%	45%	90%	25%	25%	25%	25%
Barbara G. Bolens	0%	60%	120%	25%	25%	25%	25%
The fiscal 2023 annual bonus was designed to be earned based on performance against approved Core Sales Growth, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow Conversion scales. These metrics align closely to our strategy and shareholder expectations with a focus on profitable growth. The scales were established by the Committee in the first quarter of the fiscal year, considering financial plans, market conditions, year-over-year performance, non-recurring projects, and the general economic environment. These financial measures can be impacted by a variety of non-recurring or extraordinary items (e.g., business restructuring) and actual results may be adjusted for these items if not contemplated in the target setting process. Adjustments to the annual bonus financial results, if any, are reviewed and approved by the Committee. Following the completion of a fiscal year, the Committee approves annual bonus payouts based on the extent to which targets were achieved. Fiscal 2023 annual bonus achievement is shown below:

	Fiscal 2023 Bonus Scale				Fiscal 2023 Bonus Achievement
(dollars in millions)	Threshold 0%	50%	Target 100%	Maximum 200%	Result	Bonus Payout % of Target
Core Sales (1)	-3.1%	0.1%	3.2%	9.7%	7.7%	39.7%
Adjusted EBITDA (2)	$94.0	$111.0	$128.0	$156.4	$153.0	47.1%
Adjusted EBITDA Margin (3)	16.7%	19.5%	22.3%	25.6%	25.5%	49.3%
Free Cash Flow Conversion (4)	80.0%	83.0%	86.0%	95.0%	116.6%	50.0%
(1) Core Sales represents the net sales change between years excluding the impact of acquisitions, divestitures and foreign currency rate changes.
(2) Adjusted EBITDA is the Company’s earnings before interest, income tax, depreciation and amortization expenses, adjusted by adding selected expenses that the Committee believes do not reflect normal operating conditions and subtracting certain selected income items that the Committee believes do not reflect normal operating conditions. Adjusted EBITDA is calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, with additional adjustments to exclude annual incentive compensation expense and for certain items selected by the Committee that it believes do not reflect normal operating conditions.
(3) Adjusted EBITDA Margin is adjusted EBITDA as defined above divided by net sales.
(4) Free Cash Flow Conversion is cash flow from operations for a period reduced by capital expenditures and increased by the proceeds from the sale of property, plant and equipment and with certain other adjustments, with the total divided by adjusted net income (net income adjusted for certain items selected by the Committee that it believes do not reflect normal operating conditions).
The blended result of the achievement outcomes above is a bonus payout of 186.2% of target. The following table sets forth for each NEO the total amount of payouts of annual bonus for fiscal 2023:

NEO	Annual Bonus Payout for Fiscal 2023 ($)
Paul E. Sternlieb	1,466,325
Anthony P. Colucci	650,071
Benjamin J. Topercer	353,780
James P. Denis	268,128
Markus Limberger	340,606
Barbara G. Bolens	—
Signing Bonus
As an inducement to Mr. Limberger to leave his prior employment and join the Company on September 1, 2022, the Company paid him a cash bonus of €300,000 upon the commencement of his employment. The signing bonus was structured to compensate Mr. Limberger for compensation that would have otherwise been payable by his former employer, while providing a retention incentive in the form of an agreement to repay the full amount of the signing bonus in the event he voluntarily terminates his employment with the Company (other than for good reason) or the Company terminates his employment for cause within the first year of his employment and 50% of his signing bonus if he voluntarily terminates his employment (other than for good reason) or the Company terminates his employment for cause during the second year of his employment. Mr. Limberger voluntarily ceased serving as Executive Vice President, Operations and as an employee at the end of November 30, 2023. In light of this development, Mr. Limberger repaid one-half of his signing bonus. Accordingly, only one-half of Mr. Limberger’s signing bonus is included as compensation for fiscal 2023 in the Summary Compensation Table appearing on page 31 in the “Bonus” column.

Equity Compensation
A significant portion of each NEO’s Total Direct Compensation is in the form of equity compensation to create a strong alignment with shareholders. If the Company’s stock price declines, so does the value of the NEOs’ compensation, and vice versa. For the NEOs, the Committee approves an annual target award value for each NEO based on the independent compensation consultant’s benchmarking data and other applicable factors, such as internal equity and individual contributions. In fiscal 2023, the Committee allocated 50% of the annual equity awards to its NEOs as Performance Shares and 50% as restricted stock units, except for Mr. Sternlieb, whose annual equity awards were allocated as 60% Performance Shares and 40% restricted stock units.
In fiscal 2021, as a result of the uncertainties with respect to the COVID-19 pandemic’s impact on the general economy and the markets served by the Company, the sole performance measure used for the Performance Shares awarded that year was the Company’s Total Shareholder Return relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies) (“relative TSR”). For Performance Shares awarded in the fiscal year ended August 31, 2022 (“fiscal 2022”), the Committee selected both relative TSR and Return on Invested Capital (“ROIC”) as equally weighted performance measures, including ROIC to ensure that strategic objectives reflected by that metric were measured and incentivized. For fiscal 2023, the Committee selected relative TSR, ROIC and adjusted Earnings Per Share as equally weighted performance measures for Performance Share awards. The Committee added adjusted Earnings Per Share as a performance metric in fiscal 2023, to align with the Company’s goal of earnings growth and shareholder value creation. The Company defines these metrics as follows:
•ROIC is adjusted EBITDA, calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, with adjustments for certain items selected by the Committee that it believes do not reflect normal operating conditions, divided by the sum of Shareholder’s Equity and net debt, with net debt defined as the total of long-term and current debt less cash.
•Adjusted Earnings Per Share is calculated in a manner consistent with adjusted diluted earnings per share from continuing operations as presented by the Company in its quarterly and annual earnings announcements, with adjustments for certain items selected by the Committee that it believes do not reflect normal operating conditions.
The following describes each type of annual award:
Performance Based Restricted Stock Units (“Performance Shares”)
The annual Performance Share awards have a three-year performance period, with vesting based on the achievement of specified performance metrics. New three-year performance cycles start annually with grants generally near the beginning of each fiscal year. Awards made in fiscal 2023 provided for vesting based on achievement of a Return on Invested Capital target, the Company’s relative TSR, and adjusted Earnings Per Share as equally weighted performance measures. Return on Invested Capital is an important measure in determining how well the Company deploys capital. Relative TSR aligns the interests of shareholders and executives and is a measure of the Company’s performance relative to its peers rather than a measure of absolute performance. Adjusted Earnings Per Share aligns well with the Company's goal of earnings growth and shareholder value creation. With respect to relative TSR, the targets and vesting scale for Performance Shares granted in fiscal 2023 were as follows (with performance between these levels resulting in vesting based on straight-line interpolation):

Measure	Threshold	Target	Maximum
Vesting Scale (as a percentage of Target)	50%	100%	200%
Relative TSR Percentile	25th	50th	75th
The threshold, target and maximum levels with respect to the Return on Invested Capital and adjusted Earnings Per Share measures are not presented as such information is confidential and competitively sensitive. In setting these levels, the Committee considered achievement of the target level to be a stretch goal. Payout of shares under the Performance Shares is subject to continued employment, except in the event that employment is terminated as a result of death, disability, a qualifying retirement or is a qualifying termination under the Company’s Senior Officer Severance Plan, in which case the number of shares to be paid out is to be prorated based on the period served during the performance period relative to the full performance period.
For the annual Performance Shares awarded in fiscal 2023, the payout with respect to the relative TSR component is capped at 100% of the target amount if the Company’s absolute total shareholder return for the three-year measurement period is negative. Shares to be issued to Ms. Bolens under the Performance Shares awarded in fiscal 2023 will be reduced pro rata to reflect the term of her employment during the three-year period ending August 31, 2025. The Performance Shares awarded to Mr. Limberger in fiscal 2023 were forfeited upon his departure. The following table summarizes the number of shares that would be issued at the threshold, target and maximum levels for the annual fiscal 2023 Performance Share grants made to the NEOs.

	Fiscal 2023 Performance Shares Grants
NEO	Threshold	Target	Maximum
Paul E. Sternlieb*	30,365	60,729	121,458
Anthony P. Colucci	4,808	9,616	19,232
Benjamin J. Topercer	2,784	5,567	11,134
James P. Denis	1,772	3,543	7,086
Markus Limberger**	1,772	3,543	7,086
Barbara G. Bolens***	519	1,038	2,076
* Does not include the Performance Shares awarded to Mr. Sternlieb on August 30, 2023, which are discussed below under “Special Equity Awards to CEO.”
** The amounts presented for Mr. Limberger do not reflect the forfeiture of his unvested Performance Share awards in connection with his departure.

*** The amounts presented for Ms. Bolens reflect the pro ration of her Performance Share awards for her period of service during the three-year period ending August 31, 2025.
As a result of the uncertainties with respect to the COVID-19 pandemic’s impact on the general economy and the markets served by the Company, the sole performance measure used for Performance Share awards granted in the fiscal year ended August 31, 2021 (“fiscal 2021”) for the three-year performance period ended August 31, 2023 was the Company’s relative TSR. All of the NEOs, other than Ms. Bolens, joined the Company or were promoted to an executive officer position after the Performance Share awards were granted in fiscal 2021 and thus did not receive Performance Shares for the three-year period ended August 31, 2023; only Ms. Bolens received such a Performance Share award. The target and vesting scale for these Performance Shares, and the vesting level achieved, are shown in the following tables:

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance	Vesting for Actual Performance
Relative TSR Percentile	25th	50th	75th	40.6%	81.2%

As a result of these performance levels, shares paid out upon the vesting of the Performance Shares were at 81.2% of the target award opportunity level, with Ms. Bolens receiving 3,937 shares, with the shares issued to Ms. Bolens being reduced pro rata to reflect the term of her employment during the three-year period ended August 31, 2023.
Restricted Stock Units
The annual restricted stock units granted to officers in fiscal 2023 generally vest, subject to continued employment, in equal annual installments over a three-year period. Accordingly, such awards serve as a retention incentive, as unvested awards are forfeited if the executive voluntarily leaves the Company. The Committee has the ability to vary the vesting schedule for new grants. Individuals granted restricted stock units have the ability to defer receipt and taxability of the shares beyond their normal vesting dates into the Company’s deferred compensation plan by providing written notice to the Company in accordance with the deferred compensation plan. In addition, in the event of termination of employment due to death, the restricted stock units become fully vested, and upon termination of employment due to disability some or all of the restricted stock units may vest as determined by the Committee in its discretion.
In fiscal 2023, the Committee granted annual awards of restricted stock units to executive officers in October. In prior fiscal years, annual restricted stock units were awarded approximately the same date as the annual meeting of shareholders (typically held in January or February). The Committee changed its practice in fiscal 2023 to make annual restricted stock unit awards on the same date that Performance Shares are granted and when other annual compensation decisions are generally made, which has consistently been in October.
In addition, Mr. Limberger was granted restricted stock units having a grant date fair value of $171,923 upon the date he commenced employment (September 1, 2022) as an inducement to him to join the Company, as he left an existing position with another firm and forfeited equity awards with his prior employer as a consequence of accepting his position with the Company. These additional restricted stock units awarded to Mr. Limberger vested on September 1, 2023.
The following table summarizes the number of restricted stock units and the grant date fair value of restricted stock unit awards (based on the market price of the shares on the grant date) made to each NEO during fiscal 2023 as part of the annual award program (and the initial award to Mr. Limberger).

	Restricted Stock Unit Awards
NEO	Number of Shares (#)	Grant Date Fair Value ($)
Paul E. Sternlieb*	40,486	1,000,004
Anthony P. Colucci	9,615	237,491
Benjamin J. Topercer	5,567	137,505
James P. Denis	3,543	87,512
Markus Limberger**	12,488	259,435
Barbara G. Bolens	5,364	132,491
* Does not include the restricted stock units awarded to Mr. Sternlieb on August 30, 2023, which are discussed below under “Special Equity Awards to CEO.”
** The amounts presented for Mr. Limberger include the inducement award of 8,945 restricted stock units, having a grant date fair value of $171,923, awarded to him in connection with the commencement of his employment, which award vested on September 1, 2023, and do not reflect the forfeiture of unvested restricted stock units in connection with his departure.
Special Equity Awards to CEO
Effective on August 30, 2023, Mr. Sternlieb was granted special equity awards of Performance Shares and restricted stock units. The Committee recommended and the independent members of the Board approved these special equity awards because they believe these awards will incentivize Mr. Sternlieb to continue to focus on growth and shareholder value creation, as well as to help retain him as the Company’s CEO, for the next several years. The special equity awards have an aggregate grant date fair value of approximately $4.5 million, with awards having one-third of that value vesting, subject to his continued employment, on the first, second and third anniversaries of the date of the award. The awards consist of a time-vesting restricted stock unit award, representing two-thirds of the aggregate grant date fair value, and a performance-vesting restricted stock unit award representing one-third of the aggregate grant date fair value.

The Performance Shares vest, subject to continued employment, on the third anniversary of the date of grant and are payable based on achievement of net revenue and adjusted EBITDA margin targets for the fiscal year ending August 31, 2026. “Net revenue” is defined as total revenue for the period less allowances for discounts and returns and “adjusted EBITDA margin” is calculated by dividing adjusted EBITDA for the period (calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, and without any additional adjustments as may be determined by the Committee under the annual bonus plan) divided by net revenue for the period. The number of shares to be earned under the Performance Shares is based on the level of net revenue for the fiscal year ending August 31, 2026, with 50% of the target amount of shares being earned at a threshold specified level, 100% of the target level of shares at the target specified level, and 200% of the target level of shares at the specified maximum level (with performance between these specified levels resulting in the payout of shares based on straight-line interpolation), provided that no shares will be earned if the adjusted EBITDA margin for that fiscal year is below a specified minimum level. The threshold, target and maximum levels with respect to net revenue and the minimum adjusted EBITDA margin are not presented, as such information is confidential and competitively sensitive. In setting these levels, the Committee and the Board considered achievement of the target level of net revenue and minimum adjusted EBITDA margin to be stretch goals. The shares that would be paid out under the Performance Shares at the threshold, target and maximum levels of net revenue performance, assuming satisfaction of the minimum adjusted EBITDA margin, are 27,808, 55,617 and 111,234, respectively. The Performance Shares have a grant date fair value at target of $1,500,000. Payout of shares under the Performance Shares is subject to Mr. Sternlieb’s continued employment, except in the event that employment is terminated as a result of death or disability, or is a qualifying termination under the Company’s Senior Officer Severance Plan, in which case the number of shares to be paid out is to be prorated based on the period served since the date of grant relative to the full period from the date of grant until determination of the performance levels for the performance period.
The restricted stock units are for a total of 111,234 shares, which vest, subject to continued employment, in two equal annual installments commencing on the first anniversary of the date of grant, and have a grant date fair value of $2,999,981. In the event of Mr. Sternlieb’s death, the restricted stock units would become fully vested, and upon termination of his employment due to disability some or all of the restricted stock units may vest as determined by the Committee in its discretion.
Under Mr. Sternlieb’s direction and leadership, the Company has created meaningful shareholder value, significantly improved operational efficiency and productivity, expanded adjusted EBITDA, and built a strong foundation for profitable growth. As illustrated by the following graph, since Mr. Sternlieb joined Enerpac as our CEO and President on October 8, 2021 through the most recent fiscal year end, August 31, 2023, the TSR with respect to our Class A Common Stock was 27.4% compared to the TSR of 12.9% of the S&P 600 SmallCap Industrial Index for the same period.

TSR from October 8, 2021 to August 31, 2023
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Enerpac Class A Common Stock
S&P 600 SmallCap Industrial Index

 Practices Regarding the Grant of Equity Compensation
The Committee has generally followed a practice of making annual grants of restricted stock unit awards to its NEOs on a single date each year, when all material information is publicly available. While awards to NEOs have historically been made as part of the Company’s annual grant program, the Committee occasionally also makes awards to NEOs or other employees at other times, such as in connection with hiring, promotions or for retention purposes. In fiscal 2023, the Committee granted Performance Share awards and restricted stock unit awards in October 2023, when it makes its general annual executive compensation decisions.
Severance Payments
In connection with their respective termination of employment, Ms. Bolens received benefits under the Company’s Senior Officer Severance Plan, which is described in “Executive Compensation—Senior Officer Severance Plan and Executive Agreements—Senior

Officer Severance Plan,” beginning on page 36. To be eligible to receive these benefits, Ms. Bolens provided a general release of claims in favor of the Company.
Retirement and Other Benefits
The Company provides additional benefit programs to its employees, including NEOs and other executives, to attract and retain them as well as to provide a competitive total compensation program. The Company's benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including NEOs. Modifications may be made in cases where IRS limits or other regulations prevent equitable treatment or for competitive positioning purposes. The following table summarizes such benefit plans and eligibility for U.S. employees:

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
401(k) Retirement Plan	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan	✓	✓	Selectively
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Long-Term Disability Insurance	✓	Selectively	Not Offered
Employee Stock Purchase Plan	Not Offered	Selectively	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance/Leased Vehicle	✓	Selectively	Selectively
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Not Offered	Not Offered
401(k) Retirement Plan (“401(k) Plan”)
Under the Company’s 401(k) Plan, most employees, including NEOs, may contribute eligible compensation up to IRS limits. Historically, the Company has provided a matching contribution of $0.50 for every $1 on employee elective contributions, up to 8% of eligible pay, with immediate vesting. In May 2020, the Company temporarily suspended the matching contributions under the 401(k) Plan as part of company-wide cost savings actions implemented to mitigate the adverse financial impact of the COVID-19 pandemic. The matching contributions were reinstated in January 2021 on terms consistent with the Company’s historical practice. Although the 401(k) Plan permits the Company to make annual, discretionary contributions of up to 3% of eligible pay that would be fully vested after three years of service, the Company has not made any such contributions for several years.
Supplemental Executive Retirement Plan (“SERP”)
The SERP covers certain executive level employees (including the NEOs) and is designed to improve the competitive positioning of the Company's retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP is a nonqualified defined contribution plan and the benefit is calculated by applying a SERP multiplier to total eligible compensation in a given year (base salary plus annual paid bonus). The SERP multiplier ranges from 3 to 6% and is determined by a formula that takes into account the executive’s age and years of service. SERP contributions are credited to a notional interest bearing account and vest after five years of service or when the executive turns 60. The targeted combined annual NEO retirement contribution between the SERP and 401(k) Plan is approximately 7 to 10.5% of cash compensation, depending on age and years of service. Each year the Committee determines the interest rate for new SERP contributions and set the rate for fiscal 2023 deferrals at 4%.
Employee Deferred Compensation Plan
The Company also offers a deferred compensation plan that allows U.S. employees with base salary over $120,000 to defer cash compensation, shares issuable under restricted stock unit and Performance Share awards, and associated taxes until retirement or termination of employment or, subject to certain limitations, an earlier specified date. Investments include a mix of options similar to the 401(k) Plan, a company stock account (although the plan was amended during the fiscal year ended August 31, 2019 to no longer permit investment contributions other than the deferral of restricted stock units to be made into the company stock account) and, for deferrals made prior to December 1, 2019, an interest bearing account. As a result of the unfunded nature of the plan, compensation deferrals are essentially unsecured loans from employees to the Company. The stock account return mirrors the performance of the Company’s stock price. Shares of common stock equal to the number of vested shares are transferred by the Company into a rabbi trust. When distributed, deferred amounts invested in the interest and investment accounts are paid out in cash while an appropriate number of shares of common stock (plus accrued dividends) is released from the rabbi trust to satisfy common stock fund distributions.
Contributions into the deferred compensation plan may reduce the ability to participate fully in the 401(k) Plan. The same matching formula is used for deferrals in the deferred compensation plan as the 401(k) Plan.
Other Benefits
Other perquisites are provided to help executives be more productive and efficient, to provide protection from potential business risk and as a competitive compensation measure. They are limited in amount, and the Company maintains a strict policy regarding the eligibility and use of these benefits, which include financial planning and personal use of the company airplane. Annual NEO personal use of the plane (which is reviewed by the Committee at least annually) is capped at 24 hours of flight time for the CEO and 12 hours for all other NEOs. The other benefits earned by our NEOs in fiscal 2023 are included in the “All Other” Compensation” column of the Summary Compensation Table appearing on page 31, with details provided in footnote 5 to that table.

STOCK OWNERSHIP REQUIREMENTS
Ownership of Company stock by executives directly aligns their interests with shareholders. Accordingly, the Company maintains stock ownership guidelines for NEOs equal in value to a multiple of their base salary, with the levels for current NEOs set forth in the table below.

Position	Multiple of Base Salary Required to be held in Company Stock
CEO	5X
Other NEOs	3X
Stock ownership requirements include the value of unvested restricted stock units, consistent with Peer Group practices. Additionally, shares held in the 401(k) Plan, employee stock purchase plan and/or deferred compensation accounts, as well as shares owned outright or by immediate family members are counted towards the ownership requirements. The compliance period to achieve the ownership requirement is five years from the date of appointment. The Committee reviews each NEO’s compliance with these guidelines on an annual basis, and all NEOs who are current executive officers either have met the target ownership level, or are within the five-year compliance period.
Sales of shares by executives are limited until the ownership requirements are met. Those who have not reached their specified targets are required to hold 50% of the net vested share value for each grant they receive so that they meet their requirements in a timely manner.
ANTI-HEDGING POLICY
The Company has adopted a policy prohibiting directors, officers, and other employees from engaging in short-term or speculative transactions involving the Company’s common stock. This policy prohibits trading in Company common stock on a short-term basis, engaging in short sales, and buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.
COMPENSATION CLAWBACK POLICIES
The Company maintains two executive compensation clawback policies with respect to its executive officers, including a policy adopted effective as of December 1, 2023 to address new requirements under rules recently adopted by the SEC and NYSE mandating the clawback of incentive compensation upon the restatement of the Company's financial statements. The prior-existing clawback policy that had been adopted by the Company defines the economic consequences misconduct could have on the compensation of executive officers. Under that policy, in the event of a financial restatement due to fraud or misconduct, as determined by the Board of Directors, responsible executives must reimburse the Company for their annual cash bonus, as well as equity-based awards or other performance-based compensation paid to the executive based on the financial results that were the subject of the restatement.
The policy adopted effective as of December 1, 2023 is of broader scope and applies with respect to a restatement of the Company’s financial statements even in the absence of any fraud or misconduct by an executive officer. The policy generally requires the recovery by the Company, in the event of a required accounting restatement (including a “little-r” restatement) of the Company’s financial statements, of incentive-based compensation received after the date of the adoption of the policy, which is based wholly or in part upon the attainment of any financial reporting measure, received by current or former executive officers to the extent that such compensation based on the erroneously reported financial information exceeds the amount derived from the restated financial information. Clawback under the policy is required for any such excess compensation received during the three completed fiscal years immediately preceding the date the Company is required to prepare an accounting restatement. The policy provides for mandatory clawback by the Company of such excess compensation, with exceptions applicable only if (a) the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered (provided that the Company must make a reasonable attempt to recover such erroneously awarded compensation, document its reasonable attempts to recover, and provide that documentation to the NYSE) or (b) a recovery from certain tax-qualified retirement plans would likely cause such plans to fail to meet the statutory requirements for tax exemption. To facilitate the application of the policy, the Company requires recipients of awards of incentive compensation based wholly or in part upon the attainment of any financial reporting measure, including relative TSR, to agree to repay any such excess compensation in accordance with the policy.
CHANGES FOR THE FISCAL 2024 EXECUTIVE COMPENSATION PROGRAM
The Company did not make any structural changes to the design of its executive compensation program for the fiscal year ending August 31, 2024 ("fiscal 2024"), including the performance measures and weightings used in the annual bonus program and annual long-term equity awards, other than the changes in the peer group of companies used for comparative purposes in evaluating the reasonableness and appropriateness of executive compensation, as described above, and starting in fiscal 2024, allowing NEOs to participate in the Company's employee stock purchase plan. The Committee believes the structure of the executive compensation program continues to align executive incentives with shareholder interests.

TALENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
November 27, 2023

TALENT DEVELOPMENT AND COMPENSATION COMMITTEE

Richard D. Holder, Chair
Alfredo Altavilla
Judy L. Altmaier
Palmer Clarkson
Lynn C. Minella

SUMMARY COMPENSATION TABLE
The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2023, 2022 and 2021 by the NEOs:

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Name & Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(4)	($)(5)	($)(6)	($)
Paul E. Sternlieb(7)	2023	774,519	—	6,999,985	1,466,325	—	367,677	9,608,505
President and Chief Executive Officer	2022	666,346	977,500	5,057,747	—	—	211,675	6,913,268

Anthony P. Colucci(8)	2023	490,529	—	475,015	650,071	—	56,309	1,672,924
Executive Vice President and Chief Financial Officer	2022	118,750	245,000	120,009	13,555	—	12,571	509,885

Benjamin J. Topercer(9)	2023	358,635	—	275,005	353,780	—	60,689	1,048,109
Executive Vice President of Chief Human Resources Officer	2022	183,077	185,000	812,501	18,034	—	47,033	1,245,645

James P. Denis (10)	2023	315,769	—	175,012	268,128	—	55,141	814,050
Executive Vice President, General Counsel, Secretary and Chief Compliance Counsel

Markus Limberger(11)	2023	406,650	162,660	346,935	340,606	—	—	1,256,851
Former Executive Vice President, Operations

Barbara G. Bolens(12)	2023	202,682	—	265,016	—	—	597,395	1,065,093
Former Executive Vice President and Chief Strategy Officer	2022	329,642	—	524,398	31,968	—	87,559	973,567
	2021	311,827	—	337,584	46,774	280	81,175	777,640
(1)    In fiscal 2023, in connection with the commencement of his employment, Mr. Limberger received a signing bonus of €300,000. In fiscal 2022, in connection with the commencement of their respective employment, Mr. Sternlieb, Mr. Colucci and Mr. Topercer received a signing bonus of $415,000, $245,000 and $185,000, respectively. Each of these executive officers is required to repay all or some of the signing bonus in the event he voluntarily terminates his employment with the Company before certain specified dates other than for good reason (and, in the case of Mr. Limberger, also if the Company terminates his employment for cause), with the amount of the required repayment being based on the length of service prior to departure. In connection with his resignation, Mr. Limberger has repaid one-half of his signing bonus in accordance with the terms of his agreement with the Company with respect to the recoupment of the signing bonus. Accordingly, one-half of Mr. Limberger’s signing bonus is included as compensation for fiscal 2023. Mr. Sternlieb’s initial employment arrangement provided that his annual bonus payment for fiscal 2022 would be no less than 75% of his annual base salary for that fiscal year. For fiscal 2022, the full amount of signing bonus received by Mr. Sternlieb, Mr. Colucci and Mr. Topercer and the guaranteed portion of Mr. Sternlieb’s annual bonus payment are reported as “Bonus” in this table.
(2) Equity compensation awards granted in fiscal 2023 consisted of restricted stock units and Performance Shares. These equity awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under ASC Topic 718 of the Financial Accounting Standards Board (“FASB”) for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. The reported amounts for any award do not reflect any adjustments for restrictions on transferability. See Note 14 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2023 for a discussion of the assumptions made in determining the grant date fair values in this column. For the Performance Shares, the amount reported is based on the number of shares issuable upon achievement of the target level of performance. As described on pages 25 and 26, the payout for Performance Share ranges from 0% to 200% of the target level based on the actual performance level achieved. Assuming maximum payouts for the Performance Shares at 200% of the target level, the amounts reported above for the restricted stock units and Performance Shares for fiscal 2023 would be as follows: Mr. Sternlieb, $9,999,985; Mr. Colucci, $712,515; Mr. Topercer, $412,505; Mr. Denis, $262,512; Mr. Limberger, $434,435; and Ms. Bolens, $397,516. All restricted stock units and Performance Share awards granted to Mr. Limberger that were unvested as of his November 30, 2023 departure from the Company were forfeited upon his departure. The amounts reported in the table for Mr. Limberger do not reflect the impact of such forfeiture. In accordance with the Company’s Senior Officer Severance Plan, Ms. Bolens’ Performance Shares are eligible to vest, notwithstanding her departure from the Company prior to the vesting date, on a pro rata basis based on the portion of the performance period during which she was employed with the Company. The amounts reported for fiscal 2023 do not reflect such pro rata reduction.
(3) Stock awards to Mr. Sternlieb in fiscal 2023 include annual awards of restricted stock units and Performance Shares having grant date fair values of $1,000,004 and $1,500,000, respectively, and special awards of restricted stock units and Performance Shares granted on August 30, 2023 having grant date fair values of $2,999,981 and $1,500,000, respectively. The restricted stock units granted on August 30, 2023 vest in equal annual installments on the first and second anniversaries of the date of grant and the Performance Shares granted on August 30, 2023 vest based on achievement of net revenue and adjusted EBITDA margin targets for the fiscal year ending August 31, 2026.
(4) Reflects amounts earned under the annual bonus plan, except that, for 2021, the amount does not reflect the value of restricted stock units awarded in connection with the Company’s annual bonus plan for the performance period for the first half of fiscal 2021, the value of which is included for fiscal 2021 under the column heading “Stock Awards.” Annual bonus plan amounts are paid in the first quarter of the subsequent fiscal year.
(5) Reflects the portion of interest earned in the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan to the extent that it exceeds the SEC benchmark “market” rate of 2.09%, 4.12% and 5.36% in 2021, 2022 and 2023, respectively (120% of the applicable federal long-term rate). See page 28 for information on the Employee Deferred Compensation Plan, and page 35 for NEO activity in this plan.
(6) For fiscal 2023, these amounts consist of the following:

	401(k) Core and Match	SERP (a)	Automobile Allowance	Supplemental Disability Insurance	Executive Physical	Personal Use of Company Plane (b)	Financial Planning (c)	Relocation Assistance and Benefits (d)	Separation/Severance Benefits (e)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
Paul E. Sternlieb	11,250	53,423	21,301	3,594	4,000	46,075	6,300	221,734	—	367,677
Anthony P. Colucci	11,250	20,127	16,200	2,782	5,950	—	—	—	—	56,309
Benjamin J. Topercer	8,810	11,254	25,782	2,822	5,245	—	6,776	—	—	60,689
James P. Denis	10,595	14,077	19,637	1,914	—	8,918	—	—	—	55,141
Markus Limberger	—	—	—	—	—	—	—	—	—	—
Barbara G. Bolens	4,481	—	12,930	884	4,295	—	7,987	—	566,818	597,395
(a) Represents Company contribution to the SERP plan as described on page 28.
(b) The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.
(c) Amounts listed in this column include tax gross-up payments made to the applicable NEO with respect to such benefits.
(d) Represents relocation assistance and benefits in accordance with the Company’s Executive Homeowner Policy.
(e) Consists of severance payable under the Company’s Senior Officer Severance Plan, which plan is described beginning on page 36. Pursuant to the Company’s Senior Officer Severance Plan, Ms. Bolens received payment of a lump-sum payment equal to the sum of (1) one year’s base salary at her regular salary rate ($349,650), (2) the annual bonus that would have been payable to her under the Company’s annual bonus plan for the fiscal year in which her termination of employment occurred based on achievement of financial and other goals at “target” levels ($209,790), and (3) the portion of the monthly premium that the Company would normally pay for 12 months of medical, dental and vision coverage at the same level for such benefits immediately prior to the termination of employment (including dependent coverage, to the extent applicable) ($7,378).
(7) Mr. Sternlieb was appointed President and Chief Executive Officer effective October 8, 2021.
(8) Mr. Colucci was appointed Executive Vice President and Chief Financial Officer effective May 30, 2022.
(9) Mr. Topercer was appointed the Company’s Executive Vice President and Chief Human Resource Officer effective February 14, 2022.
(10) Mr. Denis was promoted to Executive Vice President, General Counsel and Secretary on September 23, 2022. Compensation Mr. Denis received in fiscal 2023 in his prior capacities with the Company is included in the amounts reported in the table.
(11) Mr. Limberger joined the Company on September 1, 2022. Mr. Limberger voluntarily ceased serving as Executive Vice President, Operations and as an employee at the end of November 30, 2023. Mr. Limberger is based in Germany and salary, bonus and other cash payments to him are made in Euros. For presentation of his compensation in this table in fiscal 2023, we have translated the amount of payments made to him in Euros to a U.S. dollar amount based on the currency exchange rate on August 31, 2023 of $1.0844 for €1.00.
(12) Ms. Bolens departed from the Company on April 1, 2023. Ms. Bolens received certain severance benefits under the Company’s Senior Officer Severance Plan, a description of which begins on page 36.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth the equity compensation awards in fiscal 2023, as well as the potential range of payouts for fiscal 2023 under the annual cash bonus plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Paul E. Sternlieb	10/24/2022	—	—	—	30,365	60,729	121,458	—	1,500,000
	10/24/2022	—	—	—	—	—	—	40,486	1,000,004
	8/30/2023	—	—	—	27,809	55,617	111,234	—	1,500,000
	8/30/2023	—	—	—	—	—	—	111,234	2,999,981
	n/a	—	787,500	1,575,000	—	—	—	—	—

Anthony P. Colucci	10/24/2022	—	—	—	4,808	9,616	19,232	—	237,500
	10/24/2022	—	—	—	—	—	—	9,616	237,515
	n/a	—	349,125	698,250	—	—	—	—	—

Benjamin J. Topercer	10/24/2022	—	—	—	2,784	5,567	11,134	—	137,500
	10/24/2022	—	—	—	—	—	—	5,567	137,505
	n/a	—	190,000	380,000	—	—	—	—	—

James P. Denis	10/24/2022	—	—	—	1,772	3,543	7,086	—	87,500
	10/24/2022	—	—	—	—	—	—	3,543	87,512
	n/a	—	144,000	288,000	—	—	—	—	—

Markus Limberger(5)	9/1/2023	—	—	—	—	—	—	8,945	171,923
	10/24/2022	—	—	—	1,772	3,543	7,086	—	87,500
	10/24/2022	—	—	—	—	—	—	3,543	87,512
	n/a	—	182,993	365,985

Barbara G. Bolens	10/24/2022	—	—	—	2,683	5,365	10,730	—	132,500
	10/24/2022	—	—	—	—	—	—	5,365	132,516
	n/a	—	209,790	419,580	—	—	—	—	—
(1) These columns show the range of cash payouts with respect to awards under the fiscal 2023 annual bonus plan described beginning on page 23. The actual bonuses earned under this plan are included in the Summary Compensation Table on page 31.
(2) Reflects Performance Shares granted in fiscal 2023 under the Company’s 2017 Omnibus Incentive Plan, as amended (the “2017 Omnibus Incentive Plan”). Refer to “Equity Compensation—Performance Based Restricted Stock Units” beginning on page 25 and “Special Equity Awards to CEO” beginning on page 26 for further details on these awards. In accordance with the Company’s Senior Officer Severance Plan, Ms. Bolens Performance Shares are eligible to vest, notwithstanding her departure from the Company prior to the vesting date, on a pro rata basis based on the portion of the performance period during which Ms. Bolens was employed with the Company. The amounts reported do not reflect such pro rata reduction.
(3) Reflects restricted stock units granted in fiscal 2023 under the 2017 Omnibus Incentive Plan. Each of the awards of restricted stock units vests in three equal annual installments, commencing on the first anniversary of the date of grant, except that the restricted stock awards granted to Mr. Sternlieb on October 30, 2023 vest in two equal annual installments, commencing on the first anniversary of the date of grant, and the restricted stock awards granted as an inducement award to Mr. Limberger on September 1, 2022 in connection with the commencement of his employment vested in full on September 1, 2023. Vesting of the restricted stock units is subject to continued employment through the vesting date.
(4) The grant date fair value of restricted stock unit awards is based on the market price of the shares on the grant date (and in the case of the awards granted on January 15, 2023, which was not a trading day, is based on the market price of the shares at closing on the preceding trading day) and the grant date fair value of Performance Shares is based on a simulation model (Monte Carlo). See Note 14 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2023 for a discussion of the assumptions made in determining the grant date fair values in this column.
(5) All restricted stock units and Performance Share awards granted to Mr. Limberger that were unvested as of his November 30, 2023 departure from the Company were forfeited upon his departure.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2023.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Paul E. Sternlieb	10/8/2021	—	—	—	93,851	2,458,896	(3)	—	—
	10/19/2021	—	—	—	—	—		58,011	1,519,888
	1/25/2022	—	—	—	33,962	889,804	(3)	—	—
	10/24/2022	—	—	—	—	—		101,215	2,651,833
	10/24/2022	—	—	—	40,486	1,060,733	(3)	—	—
	8/30/2023	—	—	—	—	—		55,617	1,457,165
	8/30/2023	—	—	—	111,234	2,914,331	(4)	—	—

Anthony P. Colucci	5/30/2022	—	—	—	3,937	103,149	(3)	—	—
	10/24/2022	—	—	—	—	—		23,169	607,028
	10/24/2022	—	—	—	9,616	251,939	(3)	—	—

Benjamin J. Topercer	2/14/2022	—	—	—	31,788	832,846	(3)	—	—
	10/24/2022	—	—	—	—	—		5,567	145,855
	10/24/2022	—	—	—	5,567	145,855	(3)	—	—

James P. Denis	1/19/2021	—	—	—	1,494	39,143	(3)	—	—
	1/25/2022	—	—	—	2,246	58,845	(3)
	10/24/2022	—	—	—	—	—		3,543	92,827
	10/24/2022	—	—	—	3,543	92,827	(3)	—	—

Markus Limberger(6)	9/1/2022	—	—	—	8,945	234,359	(5)	—	—
	10/24/2022	—	—	—	—	—		3,543	92,827
	10/24/2022	—	—	—	3,543	92,827	(3)	—	—

Barbara G. Bolens(7)	10/27/2020	—	—	—	—	—		—	—
	10/19/2021	—	—	—	—	—		3,504	91,805
	10/24/2022	—	—	—	—	—		1,038	27,196

(1) Market value of restricted stock unit awards and Performance Shares is based on the $26.20 closing price on the NYSE of the Company’s Class A common stock on August 31, 2023.
(2) Represents awards of Performance Shares (at target) that include a three-year performance period (except for the Performance Shares awarded to Mr. Sternlieb on August 30, 2023) and vest based on achievement of performance measures subject to continued employment. Performance Shares granted in fiscal 2021 vest based solely on the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Performance Shares awarded in fiscal 2022 vest based on achievement of an ROIC target and the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Performance Shares granted in fiscal 2023, other than the award to Mr. Sternlieb on August 30, 2023, vest based on achievement of an ROIC target, the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index, and adjusted Earnings Per Share. Grants of Performance Shares in fiscal 2021 are presented at the target level, grants of Performance Shares in fiscal 2022 are presented at the target level, and grants of Performance Shares in fiscal 2023, other than the Performance Shares awarded to Mr. Sternlieb on August 30, 2023, are presented at the target level. Subsequent to August 31, 2023 and the completion of the three-year performance period, the fiscal 2021 Performance Share grants (granted on October 27, 2020) vested at 81.2% of the target level. The Performance Shares awarded to Mr. Sternlieb on August 30, 2023 vest based on achievement of net revenue and adjusted EBITDA margin targets for the fiscal year ending August 31, 2026, subject to Mr. Sternlieb’s continued employment, and are presented at the target level. See “Equity Compensation—Performance Based Restricted Stock Units” beginning on page 25 and “Special Equity Awards to CEO” beginning on page 26 for additional details.
(3) Restricted stock units vest in equal annual installments over a three-year period, subject to continued employment, commencing on the first anniversary of the date of grant. The amount presented reflects the remaining unvested balance.
(4) Restricted stock units vest in equal annual installments over a two-year period, subject to continued employment, commencing on the first anniversary of the date of grant.
(5) Restricted stock units vest in full one year after the date of grant, subject to continued employment.
(6) All restricted stock units and Performance Share awards granted to Mr. Limberger that were unvested as of his November 30, 2023 departure from the Company were forfeited upon his departure.
(7) In accordance with the Company’s Senior Officer Severance Plan, the Performance Share awards for Ms. Bolens reflect pro ration for the period of service prior to her departure relative to the three-year performance period.

EQUITY AWARDS EXERCISED AND VESTED IN FISCAL 2023
The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the Summary Compensation Table on page 31. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock units and Performance Shares during fiscal 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul E. Sternlieb	—	—	63,900	1,371,971
Anthony P. Colucci	—	—	1,968	51,483
Benjamin J. Topercer	—	—	15,892	419,390
James P. Denis	—	—	4,732	116,935
Markus Limberger	—	—	—	—
Barbara G. Bolens	—	—	33,080	808,313
(1)Value realized on the vesting of restricted stock units and Performance Share awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

EMPLOYEE DEFERRED COMPENSATION
NEOs are eligible to participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 28 for a description of the plans).

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Paul E. Sternlieb
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	53,423	2,902	—	81,825

Anthony P. Colucci
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	20,127	167	—	24,314

Benjamin J. Topercer
Deferred Compensation	19,152	—	1,004	—	20,156
Supplemental Executive Retirement	—	11,254	212	—	16,566

James P. Denis
Deferred Compensation	—	—	—	—	—
Supplemental Executive Retirement	—	14,077	—	—	14,077

Markus Limberger
Deferred Compensation	—			—	—
Supplemental Executive Retirement	—	—	—	—	—

Barbara G. Bolens
Deferred Compensation	—	—	2,292	—	57,570
Supplemental Executive Retirement	—	—	2,144	—	55,022

(1)NEO contributions include employee elective deferrals of base salary, annual bonus or restricted stock units (in accordance with the 2017 Omnibus Incentive Plan). Accordingly, all amounts in this column are included in the Summary Compensation Table on page 31 in one or more of the following columns for fiscal 2023: “Salary,” “Stock Awards” or “Non-Equity Incentive Plan Compensation.”
(2)These amounts for fiscal 2023 appear in the “All Other Compensation” column of the Summary Compensation Table on page 31 (see footnote 5 to that table).
(3)Represents aggregate earnings (loss) on investments of deferred compensation deemed invested in a mix of options similar to the 401(k) Plan, a company stock account (although the plan no longer permits investment of contributions into the company stock account other than the deferral of restricted stock units) and, for deferrals made prior to December 1, 2019, an interest bearing account. Interest on the interest bearing account was paid at rate of 4% in fiscal 2023.
(4)The aggregate balance of August 31, 2023 represents the balance in each NEO’s participant account.
(5)Mr. Vuchetich forfeited benefits under the Supplemental Executive Retirement Plan upon his separation of employment since he did not satisfy the minimum service period requirement for vesting of benefits under that plan.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of August 31, 2023, relating to our equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (3)
Equity compensation plans approved by security holders (1)	1,668,943	$24.12	3,505,902
Equity compensation plans not approved by security holders	—	—	—
Total	1,668,943	$24.12	3,505,902
(1)The number of securities to be issued upon exercise of outstanding options, warrants and rights comprises shares issuable with respect to 598,275 stock options at a weighted average exercise price of $27.03, 31,132 stock appreciation rights at a weighted average exercise price of $30.07 (the number of actual shares issued will vary based on the stock price on the date of exercise), 661,409 restricted stock units and 378,127 Performance Shares (at target), granted under the 2017 Omnibus Incentive Plan. There were no stock options or stock appreciation rights issued under the 2017 Omnibus Incentive Plan that were outstanding at August 31, 2023.
(2)The weighted average exercise price does not take into account awards of Performance Shares or restricted stock units.
(3) The number of securities remaining available for future issuance under equity compensation plans include 3,365,219 shares under the 2017 Omnibus Incentive Plan, 48,506 shares under the Company’s Deferred Compensation Plan and 140,708 shares under the Company’s 2010 Employee Stock Purchase Plan.
SENIOR OFFICER SEVERANCE PLAN AND EXECUTIVE AGREEMENTS
Senior Officer Severance Plan
On July 30, 2019, the Board of Directors approved the Company’s Senior Officer Severance Plan to provide increased certainty for the covered executive officers and the Company in the event of a severance. The Senior Officer Severance Plan is expected to assist the Company with the retention and recruitment of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Senior Officer Severance Plan applies to the Company’s Chief Executive Officer and any Executive Vice President of the Company (the “Senior Officers”). In connection with the appointment of Mr. Sternlieb as President and Chief Executive Officer, the Company entered into a letter agreement with him to establish the terms of his initial compensation, which agreement included enhanced benefits under the Senior Officer Severance Plan.
The Senior Officer Severance Plan, as modified for the separate agreement with Mr. Sternlieb, provides that, in the event the employment of a Senior Officer is terminated by the Company without “Cause” or by a Senior Officer with “Good Reason” (as each term is defined in the Senior Officer Severance Plan):
•the Senior Officer would be entitled to receive a lump-sum payment equal to the sum of (i) one year’s (one and one-half year’s for Mr. Sternlieb) base salary at the Senior Officer’s regular salary rate, (ii) the annual bonus (one and one-half times the annual bonus for Mr. Sternlieb) that would have been payable to the Senior Officer under the Company’s annual bonus plan for the fiscal year in which such termination of employment occurs based on achievement of financial and other goals at “target” levels, and (iii) the portion of the monthly premium that the Company would normally pay for 12 months (18 months for Mr. Sternlieb) of medical, dental and vision coverage at the Senior Officer’s same level for such benefits immediately prior to the termination of employment (including dependent coverage, if applicable);
•outstanding unvested stock options granted by the Company to the Senior Officer would become vested upon the termination of employment and each outstanding unexercised stock option, including previously vested stock options, would remain exercisable until the earlier of (i) the date such stock option would have expired by its original terms (disregarding any provision for early expiration of the stock option upon termination of employment) or (ii) 10 years after the date such stock option was granted;
•outstanding restricted stock units granted by the Company to the Senior Officer would become vested upon termination of employment;
•with respect to any outstanding Performance Shares awarded by the Company to the Senior Officer, the requirement for the Senior Officer to remain employed during the relevant period would be waived, and the Senior Officer would be entitled to receive, following the completion of the relevant performance period, a pro rata pay out (based on the portion of the performance period during which the Senior Officer was employed) to the extent Performance Shares are earned based on the level of achievement of performance goals;
•the Senior Officer would be entitled to receive benefits under the retirement plans of the Company in which the Senior Officer participates based on the terms of such plans; and
•the Senior Officer would be entitled to receive outplacement services in a form, manner and with a scope of benefits as determined by the Talent Development and Compensation Committee of the Company’s Board of Directors, or any successor administrator appointed under the Senior Officer Severance Plan.
The Senior Officer Severance Plan provides for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Senior Officer to benefit financially on an after-tax basis. In addition, the Senior Officer Severance Plan provides that a Senior Officer whose employment is terminated in connection with a sale of a business unit is not entitled to the foregoing benefits if the Senior Officer receives an “Offer of Comparable Employment” (as defined in the Senior Officer Severance Plan) from the purchaser of the business unit. The Senior Officer Severance Plan also provides that if a Senior Officer becomes entitled, prior to satisfaction of conditions for payment under the Senior Officer Severance Plan, to receive severance benefits under an agreement with the Company upon termination of employment in connection with a change in control of the Company or sale of a business unit of the Company then no benefits are payable to the Senior Officer pursuant to the Senior Officer Severance Plan. Under the separate agreement with Mr. Sternlieb, he would be entitled to reimbursement by the Company of reasonable legal fees, up to $10,000, to enforce the Senior Officer Severance Plan.
The receipt by a Senior Officer of any payment or other benefit under the Senior Officer Severance Plan is conditioned upon (i) the delivery by the Senior Officer of a full and unconditional release of all claims against the Company in a form appended to the Senior Officer Severance Plan, (ii) the delivery by the Senior Officer of an agreement in a form appended to the Senior Officer Severance Plan including provisions relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees, and (iii) the Senior Officer’s agreement to provide reasonable assistance with respect to specified matters during the 12 months following termination of employment.
The Senior Officer Severance Plan provides that it may be amended or terminated at any time by the Company, provided that if there is a “Change in Control” of the Company (as defined in the Senior Officer Severance Plan), then during the two years following the Change in Control the Senior Officer Severance Plan may not be modified or rescinded to adversely affect the rights of the Senior Officers covered by the Senior Officer Severance Plan at the time of the Change in Control. In addition, if the Company becomes obligated to make any payments under the Senior Officer Severance Plan to a Senior Officer, the Senior Officer Severance Plan will remain in effect until such obligations have been satisfied. The Senior Officer Severance Plan also provides that all benefits under the

Senior Officer Severance Plan are subject to the Company’s clawback policy for executive officers or any other clawback policy of the Company that is subsequently in effect.
Because Mr. Limberger resigned as an officer and employee, he was not entitled to any benefits under the Senior Officer Severance Plan in connection with his departure. Ms. Bolens received benefits under the Senior Officer Severance Plan in connection with her departure. As a condition to her receipt of these benefits, Ms. Bolens provided a general release of claims in favor of the Company. For more details regarding the payments made to Ms. Bolens in connection with her departure, see "Executive Compensation-Summary Compensation Table" above.
No Employment Agreements
The Company does not have employment contracts with any of its current executive officers.
Severance Payments
The following table provides the estimated payments for the NEOs who are executive officers as of the date of this proxy statement (the “current NEOs”), as if their employment had been terminated by the Company on August 31, 2023 in the absence of a change in control of the Company. The amounts presented are determined with respect to the Senior Officer Severance Plan, except with respect to Mr. Sternlieb, who is eligible for additional benefits as described beginning on page 36. The severance benefits under the Senior Officer Severance Plan (including as modified for Mr. Sternlieb) are reflected in the following table.

Name	Base Salary ($)	Annual Bonus (1) ($)	Stock Awards (2) ($)	Benefits (3) ($)	Total ($)
Paul E. Sternlieb	$2,354,625	$2,354,625	$11,892,101	$—	$16,601,351
Anthony P. Colucci	997,500	698,250	607,028	49,563	2,352,341
Benjamin J. Topercer	760,000	380,000	1,124,609	43,037	2,307,646
James P. Denis	640,000	288,000	340,967	43,037	1,312,004
(1)Represents market value of unvested restricted stock units based on the August 31, 2023 closing price on the NYSE of the Company's Class A common stock ($26.20), but does not include any amount with respect to the vesting of unvested Performance Shares as the amount of shares to be issued under such awards is dependent on the level of performance achieved for the full three-year performance period and accordingly is not known.
(2)Represents the portion of the monthly premium that the Company would pay for 12 months of medical, dental and vision insurance coverage, but does not include an estimate of the cost of outplacement services because such amount is not presently determinable (under the Senior Officer Severance Plan, the form, manner and with a scope of such services is subject to the discretion of the Talent Development and Compensation Committee).
Death or Disability Arrangements
NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of a current NEO's death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit and annual bonus. All stock options, restricted stock units and Performance Shares would become 100% vested. The value of each NEO’s stock options and restricted stock units as of August 31, 2023, whose vesting would be accelerated upon death, is the same as disclosed in the preceding Severance Payments table. The value of Performance Shares, whose vesting would be accelerated upon death, is presently undeterminable as it depends on future performance results.
If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive. Otherwise, no further salary or disability payments would be due. Additionally, all current NEOs participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit, and annual cash bonus payout after six months of disability. In the event of termination of employment due to permanent disability, all unvested stock options, restricted stock units and Performance Shares would become vested.
CHANGE-IN-CONTROL PAYMENTS
Change-in-Control Arrangements
The Company has entered into change in control agreements with each of the current NEOs providing certain benefits upon termination of employment following both a “change in control” of the Company and a “triggering event.” Such change-in-control agreements are intended to encourage executives to consider the best interests of shareholders by alleviating any concerns about their own personal financial well-being in the face of a potential change in control of the Company.
A “change in control” is generally defined as:
•the acquisition by a person or group of more than 50% of the Company’s common stock;
•the acquisition by a person or group of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross market value of all of the assets of the Company immediately before such acquisition; or
•the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company; or
•a change in the majority of the Board of Directors without the endorsement of the existing Board members.
A “triggering event” is generally defined as:
•a material reduction in the base salary or annual bonus opportunity, or material reduction in the total value of the fringe benefits received by the executive from the Company from prior levels received at the time of a change in control or during the six month period prior to the change in control;

•a material reduction in authority and responsibility or a material decrease in the same for the supervisor to whom the executive reports, from the levels existing at the time of a change in control or the six month period prior to the change in control;
•a change in the location or headquarters where the executive is expected to work that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period preceding the change in control; or
•in the agreement with Mr. Sternlieb, a material breach of his change-in-control agreement by the Company.
The terms of the change in control agreements do not include any provisions for excise tax gross-ups. The agreements generally do not vary by executive, but Mr. Sternlieb’s agreement provides for certain enhanced benefits. The agreements state that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control (the “Triggering Event Period”), that executive is entitled to receive a lump sum payment equal to two times (2.99 times for Mr. Sternlieb) the executive’s annual base salary plus the greater of (i) two times (2.99 times for Mr. Sternlieb) the highest annual bonus earned by the executive during the three complete fiscal years immediately preceding the termination of employment or (ii) two times (2.99 times for Mr. Sternlieb) the highest amount of the target annual bonus for the executive during the three complete fiscal years immediately preceding the termination of employment. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change in control were not determined in relation to the overall compensation guideline, but rather as part of an objective to attract and retain NEOs. In addition, the executive would continue to receive welfare benefits and perquisites available to that NEO at the time of termination for two years following termination of employment. Under his change-in-control agreement, Mr. Sternlieb would be entitled to reimbursement by the Company of reasonable legal fees, up to $10,000, to enforce his change-in-control agreement.
The agreements provide for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the executive to benefit financially on an after-tax basis. The agreements also include obligations of the executive relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.
In addition, if the Company terminates the executive within the Triggering Event Period, any outstanding equity or long-term incentive awards held by the executive immediately prior to termination shall be fully vested (at the target level of performance for performance-based awards) and, with respect to any stock options, stock appreciation rights or similar awards the executive shall have the full duration of the original exercise period to exercise such award.
Certain of our equity compensation plans and awards also contain change in control provisions. The award agreements for outstanding restricted stock, restricted stock units and Performance Shares provide for immediate vesting upon the occurrence of a change in control, with the amount earned under Performance Share awards being based on achievement of target performance levels.
Taking into account the terms of each current NEO’s change-in-control agreement in force on August 31, 2023, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2023 after a triggering event. We have assumed, solely for the purposes of this presentation, that there will be no reduction of these payments pursuant to the provision of the agreements providing for a reduction in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the executive to benefit financially on an after-tax basis.

Name	Base Salary ($)	Annual Bonus (1) ($)	Stock Awards (2) ($)	Benefits (3) ($)	Total ($)
Paul E. Sternlieb	2,354,625	2,354,625	11,892,101	—	16,601,351
Anthony P. Colucci	997,500	698,250	607,028	49,563	2,352,341
Benjamin J. Topercer	760,000	380,000	1,124,609	43,037	2,307,646
James P. Denis	640,000	288,000	340,967	43,037	1,312,004
(1)Actual payout will be based on the highest annual bonus target or highest annual paid bonus paid during the previous three years, multiplied by two.
(2)Represents market value of unvested restricted stock units and unvested Performance Shares (at the target level of performance) based on the August 31, 2023 closing price on the NYSE of the Company's Class A common stock ($26.20).
(3)Represents estimated costs to provide the welfare benefits and perquisites provided to the current NEOs as described on page 38.
Estimated payments owed to the current NEOs upon a change in control, absent termination or a triggering event (as defined on page 37) and assuming that the Talent Development and Compensation Committee determined to vest all unvested stock options in connection with the change in control, would be as set forth in the “Stock Options” and “Stock Awards” columns in the table above.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median-compensated employee and the annualized Annual Total Compensation of Mr. Sternlieb who served as our CEO throughout fiscal 2023. For our fiscal 2023:
•the Annual Total Compensation of our median-compensated employee was $50,057; and
•the Annual Total Compensation of Mr. Sternlieb, who served as our CEO throughout fiscal 2023, was $9,608,505.
Accordingly, the ratio of the CEO's Annual Total Compensation to the median-compensated employee’s Annual Total Compensation for fiscal 2023 was 192 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
In identifying the median-compensated employee for fiscal 2023,we used base salary as our consistently applied compensation measure to determine our median employee from our employee population, excluding our CEO, as of August 31, 2023. For hourly employees, the annual base salary was calculated using a reasonable estimate of hours worked and their hourly wage rate. We annualized base salaries for employees who were employed as of August 31, 2023 but were not employed for the full fiscal year. For our non-U.S. employees, we used the foreign exchange rates applicable at August 31, 2023 to convert their base salary into U.S. dollars.
PAY VERSUS PERFORMANCE
An SEC rule adopted in 2022 requires that we include in the proxy statement disclosure of the relationship between executive compensation and our financial performance over the past three fiscal years, with future annual meeting proxy statements expanding the period by an additional year until the period addressed by the disclosure is five years. As specified by the SEC rule, the following table presents for each of the past three fiscal years:
•the total compensation of each individual serving as principal executive officer (“PEO”) of the Company, as calculated in accordance with the presentation of Total compensation in the Summary Compensation Table, appearing on page 31, with separate columns for each individual who served as PEO during this period (Randal W. Baker, identified as First PEO in the table and elsewhere in this section of the proxy statement, served as Enerpac’s principal executive officer until October 8, 2021, and Mr. Sternlieb, identified as Second PEO in the table and elsewhere in this section of the proxy statement, has served as our principal executive officer since then);
•the amount of “Compensation Actually Paid” as determined in accordance with the SEC rule for each PEO, with footnotes describing and quantifying the adjustments from Total compensation as reported in accordance with the presentation of such amounts required for the Summary Compensation Table to derive Compensation Actually Paid;
•the average total compensation, as calculated in accordance with the presentation of Total compensation in the Summary Compensation Table, of the individuals, other than the PEO, listed as named executive officers in our proxy statement for the annual meeting held in the year following each such year (the “Non-PEO NEOs”), with a footnote to the table identifying the individuals comprising the Non-PEO NEOs in each year;
•the average amount of “Compensation Actually Paid” as determined in accordance with the SEC rule for the Non-PEO NEOs, with footnotes describing and quantifying the adjustments from Total compensation as reported in accordance with the presentation of such amounts required for the Summary Compensation Table to derive such average Compensation Actually Paid;
•Enerpac’s cumulative total shareholder return (“TSR”) for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the year presented in the table (for example, for fiscal 2022, the period from August 31, 2020 through August 31, 2022), assuming the investment of $100 in Enerpac common stock on the first day of such period;
•the cumulative TSR for each such period of the peer group of companies identified in a footnote to the table calculated on the same basis as Enerpac’s TSR, but assuming an investment on the first day of such period of $100 in the common stock of such companies, allocated among such companies based on their respective market capitalization at August 31, 2020;
•the net income of Enerpac and its subsidiaries on a consolidated basis as presented in our consolidated statement of operations included in the accompanying annual report; and
•Adjusted EBITDA, a measure selected by us for presentation in this table as the most important financial performance measure linking Compensation Actually Paid to the NEOs for the most recent fiscal year to company performance.
The table presents Compensation Actually Paid in accordance with the requirements of the SEC rule. As identified in the footnotes to the table, the determination of Compensation Actually Paid includes adjustments to reflect, among other things, period-to-period changes in the value of unvested equity awards and the Performance Share Awards. Accordingly, such amounts do not reflect the value of compensation actually delivered to, or received by the PEOs or the Non-PEO NEOs, in the period reported in the table. The amount of actual compensation received by any executive officers depends on whether the executive officer satisfies the conditions for vesting of any such award, the extent to which performance conditions for performance-based awards are satisfied, and the value of our common stock on the date such awards vest (or, with respect to options, on the date that vested options are exercised).

							Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for First PEO(1)	Summary Compensation Table Total for Second PEO(2)	Compensation Actually Paid to First PEO(3)	Compensation Actually Paid to Second PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income(7)	Adjusted EBITDA(8)
	($)	($)	($)	($)	($)	($)	($)	($)	(h)	(i)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	($ in thousands)
2023	N/A	9,608,505	N/A	11,699,671	1,171,205	1,405,400	126.71	126.40	46,561	136,343
2022	525,459	6,913,269	(52,920)	6,687,110	1,181,201	1,041,667	93.64	120.78	15,686	82,828
2021	4,481,386	N/A	5,931,625	N/A	1,141,200	1,376,759	121.22	147.08	38,077	74,692

(1) Randal W. Baker served as President and Chief Executive Officer during all of fiscal 2021 and in fiscal 2022 until October 8, 2021 and is identified as First PEO in the table. The negative amount of compensation actually paid reported for fiscal 2022 reflects a decline in the value of outstanding equity awards in that fiscal year and the forfeiture of certain awards in that year as a result of his departure.
(2) Paul E. Sternlieb has served as Chief Executive Officer since October 8, 2021 and is identified as Second PEO in the table.
(3) "Compensation actually paid" to our Named Executive Officers represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year (“Applicable FY”), as adjusted per SEC rules as follows:

Adjustments	2021		2022			2023
	First PEO	Average Non-PEO NEOs	First PEO	Second PEO	Average Non-PEO NEOs	Second PEO	Average Non-PEO NEOs
	($)	($)	($)	($)	($)	($)	($)
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(3,308,568)	(578,624)	(216,740)	(5,057,747)	(562,899)	(6,999,985)	(307,397)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	3,533,524	582,238	—	4,831,588	325,530	7,470,959	318,298
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	225,558	—	161,886	—	27,335
Increase/deduction for Awards Granted during Prior Fiscal Year that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior Fiscal Year End to Applicable FY End	597,724	152,210	(1,333,315)	—	(105,339)	1,462,863	81,560
Increase/deduction for Awards Granted during Prior Fiscal Year that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior Fiscal Year End to Vesting Date	633,949	85,373	1,127,315	—	111,757	154,773	130,820
Deduction of ASC 718 Fair Value of Awards Granted during Prior Fiscal Year that were Forfeited during Applicable FY, determined as of Prior Fiscal Year End	—	(4,927)	(388,383)	—	(71,402)	—	(16,941)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	4,453	916	7,186	—	932	2,556	519
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable	—	—	—	—	—	—	—
TOTAL ADJUSTMENTS	1,450,239	235,559	(578,379)	(226,159)	(139,533)	2,091,166	234,195

(4) This amount is the average of the total compensation, as calculated in accordance with the presentation of Total compensation in the Summary Compensation Table appearing on page 31, of the Non-NEO PEOs in each year. The following table lists the individuals who comprise the Non-PEO NEOs in each of the covered years:

Fiscal 2023	Fiscal 2022		Fiscal 2021
Anthony P. Colucci	Anthony P. Colucci	Barbara G. Bolens	Rick T. Dillon
Benjamin J. Topercer	Benjamin J. Topercer	Scott M. Vuchetich	John Jeffrey Schmaling
James P. Denis	Rick T. Dillon	Bryan R. Johnson	Fabrizio Rasetti
Markus Limberger	John Jeffrey Schmaling	Fabrizio Rasetti	Barbara G. Bolens
Barbara G. Bolens
(5) Represents the company’s TSR for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the covered year, which includes the reinvestment of dividends paid on our common stock during the relevant period.
(6) Represents the TSR for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the covered year, which includes dividends paid during the relevant period, of the common stock of the companies included in the Russell 2000 Index.
(7) Represents net income of Enerpac and its subsidiaries on a consolidated basis, which includes the results of discontinued operations in each of the periods presented.
(8) The Company selected measure is adjusted EBITDA, which is a measure used in the annual cash incentive plan. Adjusted EBITDA is the Company’s earnings before interest, income tax, depreciation and amortization expenses, adjusted by adding selected expenses that the Talent Development and Compensation Committee believes do not reflect normal operating conditions and subtracting certain selected income items that the Talent Development and Compensation Committee believes do not reflect normal operating conditions. Adjusted EBITDA is calculated in a manner consistent with adjusted EBITDA as presented by the Company in its quarterly and annual earnings announcements, with additional adjustments to exclude annual incentive compensation expense and for certain items selected by the Talent Development and Compensation Committee that it believes do not reflect normal operating conditions.

Performance measures used to link performance to executive compensation
We have listed below the four performance measures that represent the most important metrics we used to link Compensation Actually Paid to our NEOs for 2023 to Company performance:
•Adjusted EBITDA
•Core Sales Growth
•Adjusted EBITDA Margin; and
•Free Cash Flow Conversion.

These measures are described beginning on page 24 of this proxy statement.
Graphical presentations of the relationship of executive compensation to certain performance measures
The following charts present the relationship for the periods presented in the foregoing table between the Compensation Actually Paid for each of the PEOs and the average Compensation Actually Paid for the Non-PEO NEOs and each of the Company’s TSR, the Company’s peer group TSR, net income and Adjusted EBITDA.

NON-EMPLOYEE DIRECTOR COMPENSATION
In fiscal 2023, directors who are not employees of the Company were paid a cash retainer, paid in quarterly installments, for serving on the Board of Directors. The annual rate of the cash retainer was initially $60,000 and was increased to $70,000 commencing June 1, 2023, at which time the annual rate of the cash retainer for the chair of the Compensation and Talent Development Committee was increased from $10,000 to $12,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. As of August 31, 2023, directors are paid the following additional cash fees for serving on committees:

Committee	Member Fee	Additional Chair Fee
Audit	$15,000	$15,000
Compensation and Talent Development	10,000	12,000
Governance and Sustainability	10,000	7,500
The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an as-needed basis, without concern for the fees associated with such access. Directors elected by the Board between annual meetings are paid a pro rata amount of the annual fee based on the period of their service.
Equity compensation for the Board in fiscal 2023 was in the form of restricted stock units. Non-employee directors annually receive restricted stock units having a value upon grant of $120,000, with the Chair receiving an additional $100,000 of restricted stock units for the additional services required of the position.
For their service commencing with the annual meeting of shareholders held in January 2022, each then current non-employee director was granted 6,469 restricted stock units, except for the Chair, who received 11,860 restricted stock units. For their service commencing with the annual meeting of shareholders held in February 2023, each then-current non-employee director was granted 4,347 restricted stock units, except for the Chair, who received 7,971 restricted stock units. In each case, these awards of restricted stock units vest 50 weeks after their grant dates.
The non-employee directors who served on the Board during all or a portion of fiscal 2023 received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Chair Fee ($)	Stock Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Alfredo Altavilla	67,500	25,000	—	120,000	212,500	—	4,347
Judy L. Altmaier	67,500	25,000	—	120,000	212,500	—	4,347
J. Palmer Clarkson	67,500	20,000	—	120,000	207,500	—	4,347
Danny L. Cunningham	67,500	25,000	15,000	120,000	227,500	2,930	4,347
E. James Ferland, Jr.	67,500	10,000	10,000	220,000	312,500	11,029	7,971
Colleen M. Healy	20,650	7,375	—	75,588	103,613	—	3,089
Richard D. Holder	67,500	25,000	11,500	120,000	224,500	—	4,347
Lynn C. Minella	67,500	20,000		120,000	207,500	—	4,347
Sidney S. Simmons	67,500	25,000	—	120,000	212,500	—	4,347
(1)Amounts represent the aggregate grant date fair value. The amounts do not correspond to the actual value that may be realized by non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock.
Similar to the NEOs, directors have stock ownership guidelines to drive long-term performance alignment with shareholders. Under the guidelines, each non-employee director is expected to own Company common stock with a total value equal to five times their base cash annual retainer (or an aggregate $300,000). As of August 31, 2023, all directors (except Ms. Minella, who joined the Board on January 25, 2022, and Ms. Healy, who joined the board on May 15, 2023, and who each has three years after joining the Board to satisfy the requirement) satisfied the ownership requirement.
Under the Outside Directors’ Deferred Compensation Plan, non-employee directors can defer all or a portion of their annual retainer, committee fees and vested restricted stock units for future payment on a specified date or when they leave the Board. Compensation deferred under the plan are represented by phantom stock units, which are settled in Class A common stock, generally following the director’s termination of service. A number of shares, based on the amount of compensation deferred, is contributed by the Company to a rabbi trust. During fiscal 2023, Messrs. Cunningham, Ferland and Simmons and Ms. Minella participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION
DELINQUENT SECTION 16(a) REPORTS
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, officers and persons who beneficially own 10% or more of the common stock are required to file reports specifying their initial ownership of common stock and subsequent changes in that ownership to the SEC. These reports are required to be filed within specified time periods established by the SEC. Based solely on our review of reports filed with the SEC, we believe that no director, officer, or 10% shareholder failed to timely file any report required by Section 16(a) to have been filed since August 31, 2022, other than the late filings by the following officers and directors: (i) each of Mr. Cunningham, Ms. Minella and Mr. Simmons was late in filing two reports, and Mr. Ferland was late in filing one report, each reporting the acquisition of phantom stock units pursuant to the Company’s Outside Directors’ Deferred Compensation Plan in connection with the deferral by such director of a quarterly cash retainer payment; (ii) each of Ms. Altmaier, Mr. Clarkson, Mr. Cunningham, Mr. Ferland, Mr. Holder, Ms. Minella, and Mr. Simmons was late in filing one report with respect to the acquisition of phantom stock units pursuant to the Company’s Outside Directors’ Deferred Compensation Plan as dividend equivalents in connection with the payment of the Company’s annual dividend on October 18, 2023; (iii) Mr. Simmons was late in filing one report with respect to the acquisition of shares in connection with the settlement pursuant to the Company’s Outside Directors’ Deferred Compensation Plan of an equal number of phantom stock units at the scheduled deferred payment date; and (iv) Mr. Limberger was two days late in filing one report for the purchase of common stock on September 21, 2022.
INDEPENDENT PUBLIC ACCOUNTANTS
Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal years ended August 31, 2023 and 2022 and the effectiveness of our internal control over financial reporting as of August 31, 2023 and 2022. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for the past two fiscal years were as follows:

	Fiscal Year Ended August 31, 2023	Fiscal Year Ended August 31, 2022
Audit Fees	$1,125,000	$1,165,700
Audit-Related Fees	—	—
Tax Compliance Fees	61,179	10,295
Tax Consulting Fees	185,340	321,927
All Other Fees	—	95,000
	$1,371,519	$1,592,922
Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Tax Compliance Fees include professional services related to annual tax compliance including foreign tax return preparation and transfer pricing studies, while Tax Consulting Fees include professional services related to tax planning, tax reform and tax advisory services. In addition to the fees above, the Company also reimbursed Ernst & Young for out of pocket expenses, which were less than $100,000 in fiscal 2023 and fiscal 2022.
The Audit Committee considered the compatibility of the respective non-audit services provided by Ernst & Young LLP to Ernst & Young LLP's independence and concluded that the independence of Ernst & Young LLP was not compromised by the performance of such services.
The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All audit fees require specific approval by the Audit Committee prior to the work commencing. In addition, pursuant to the Audit Committee's policy, certain other proposed services for which the independent auditor would charge $50,000 or more in fees require specific approval by the Audit Committee prior to the work commencing. Under its policies, the Audit Committee may pre-approve non-audit services by category, defining the scope of services, with fees less than $50,000 and delegate to management the authority to approve individual projects within the pre-approved category, with management reporting to the Audit Committee each quarter any approvals made by it under that delegated authority in the quarter.
SHAREHOLDER PROPOSALS
Shareholder proposals must be received by the Company no later than August 13, 2024 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on October 27, 2024 nor earlier than the close of business on September 27, 2024 for such proposal to be considered for a vote, or such candidate to be nominated for election as director, at next year’s annual meeting. Any such notice must contain the information required by the Company’s bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in an account through a bank, broker or other nominee record holder or us if you directly hold your shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to our Executive Vice President and Chief Financial Officer, Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or call us at (262) 293-1500.
FORWARD-LOOKING STATEMENTS
Certain of the above statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic uncertainty, market conditions in the industrial, oil & gas, energy, power generation, infrastructure, commercial construction, truck and automotive industries, the impact of geopolitical activity, including the invasion of Ukraine by Russia and international sanctions imposed in response thereto, as well as the armed conflict involving Hamas and Israel, the ability of the Company to achieve its plans or objectives related to its growth strategy, market acceptance of existing and new products, market acceptance of price increases, successful integration of acquisitions, the impact of dispositions and restructurings, the ability of the Company to continue to achieve its objectives related to the ASCEND program, including any assumptions underlying its calculation of expected incremental operating profit or program investment, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, risks related to reliance on independent agents and distributors for the distribution and service of products, material, labor, or overhead cost increases, tax law changes, foreign currency risk, interest rate risk, commodity risk, tariffs, litigation matters, impairment of goodwill or other intangible assets, the Company’s ability to access capital markets and other factors that may be referred to or noted in the Company’s reports filed with the SEC from time to time, including those described under "Item 1A. Risk Factors" of the Annual Report.
ADDITIONAL MATTERS
Other than the proposals and matters described herein, management is not aware of any other matters that will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by November 5, 2023 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 11, 2023

Please know that your vote is very important to us, and we encourage you to vote promptly. Whether or not you expect to attend the Meeting by means of remote communication, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.
The Annual Report, which includes of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023 (without exhibits), as filed with the SEC, has been made available with this Proxy Statement. Additional copies of the Annual Report are available, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Enerpac Tool Group Corp., N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by calling us at (262) 293-1500.

ENERPAC TOOL GROUP

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 p.m., Central Time, on January 24, 2024 for shares held directly and by 10:59 p.m., Central Time, on January 22, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EPAC2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m., Central Time, on January 24, 2024 for shares held directly and by 10:59 p.m., Central Time, on January 22, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V25939-Z86338-P00539 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ENERPAC TOOL GROUP CORP.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Alfredo Altavilla
02) Judy L. Altmaier
03) J. Palmer Clarkson
04) Danny L. Cunningham
05) E. James Ferland
06) Colleen M. Healy
07) Richard D. Holder
08) Lynn C. Minella
09) Sidney S. Simmons
10) Paul E. Sternlieb

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote every ONE YEAR for proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote to approve the frequency of future advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V25940-Z86338-P00539

ENERPAC TOOL GROUP CORP.

ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Paul E. Sternlieb, Anthony P. Colucci and James Denis, and each of them, as proxies, each with power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ENERPAC TOOL GROUP CORP., a Wisconsin corporation, to be held on January 25, 2024 at 8:00 a.m. Central Time, virtually at www.virtualshareholdermeeting.com/EPAC2024, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting upon the matters indicated on the reverse side of this card.

NOTE TO PARTICIPANTS IN THE 401 (K) PLAN.

As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Enerpac Tool Group Corp. 401(k) Plan, to vote all shares of common stock as of Enerpac Tool Group Corp. allocated as of November 20, 2023. If instructions are not received by the voting deadline on the reverse side, or if the voting instructions are invalid because this form is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan document.

Continued and to be signed on reverse side